October 10, 2007

Rolaine Bancroft
Division of Corporate Finance
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Lehman XS Trust 2006-13 Form 10-K for the fiscal year ended December 31, 2006 Filed March 30, 2007 File No. 333-133985-06 (the “Form 10-K”)

Ms. Bancroft:

Per your request, in connection with the Form 10-K/A filed September 19, 2007 (the “Form 10-K/A”), of Structured Asset Securities Corporation (the “Depositor”) relating to the Lehman XS Trust 2006-13, attached to this letter is a blackline version of the Depositor’s Form 10-K/A showing the changes between the Form 10-K and the Form 10-K/A.

In addition, the Depositor acknowledges that:

•	the Depositor is responsible for the adequacy and accuracy of the disclosure in the Form 10−K/A filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the Form 10-K/A filing; and

•	the Depositor may not assert staff comments as a defense to any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Ms. Rolaine Bancroft
Division of Corporate Finance
U.S. Securities and Exchange Commission
October 10, 2007

Please feel free to contact me at any time if I may provide additional information, or if you would like to discuss the 10-K/A further. You may reach me at 202-775-4129 or Ed Gainor at 202-775-4137.

Sincerely,

/s/ Darius Kingsley

Darius Kingsley

Attachment: Blackline of the Form 10-K/A.

cc:   Michelle Olds
E. Todd Whittemore
Scott Lechner

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10-K/A

ANNUAL REPORT PURSUANT
TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒ ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2006.

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ________________ to _______________.

Commission file number 333-133985-06.

LEHMAN XS TRUST 2006-13
(Exact Name of Issuing Entity as Specified in its Charter)

STRUCTURED ASSET SECURITIES CORPORATION
(Exact Name of Depositor as Specified in its Charter)

LEHMAN BROTHERS HOLDINGS INC.
(Exact Name of Sponsor as Specified in its Charter)

STRUCTURED ASSET SECURITIES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Delaware	74-2440850
(State or Other Jurisdiction Of Incorporation)	(I.R.S. Employer Identification No.)

745 Seventh Avenue, 13th Floor New York, New York (Address of Principal Executive Offices)	10019 (Zip Code)

Registrant’s telephone number, including area code: (212) 526-7000

              745 Seventh Avenue, 7th Floor, New York, New York
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act: NONE.

Securities registered pursuant to section 12(g) of the Act: NONE.

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.
    Yes ☐     No ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.
    Yes ☐     No ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
    Yes ☒     No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of "accelerated filer and large accelerated filer" in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐     Accelerated filer ☐     Non-accelerated filer ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Act).
    Yes ☐     No ☒

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was last sold, or the average bid and asked price of such common equity, as of the last business day of the registrant's most recently completed second fiscal quarter.
Not Applicable.

Indicate by check mark whether the registrant has filed all documents and reports required to be filed by Section 12, 13 or 15(d) of the Securities Exchange Act of 1934 subsequent to the distribution of securities under a plan confirmed by a court.
Not applicable.

Indicate the number of shares outstanding of each of the registrant's classes of common stock, as of December 31, 2006.
Not applicable.

DOCUMENTS INCORPORATED BY REFERENCE

List hereunder the following documents if incorporated by reference and the Part of the Form 10-K (e.g., Part I, Part II, etc.) into which the document is incorporated: (1)Any annual report to security holders; (2) Any proxy or information statement; and (3)Any prospectus filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933. The listed documents should be clearly described for identification purposes (e.g., annual report to security holders for fiscal year ended December 24, 1980).

None.

PART I

Item 1. Business.

Not Applicable.

Item 1A. Risk Factors.

Not Applicable.

Item 1B. Unresolved Staff Comments.

Not Applicable.

Item 2. Properties.

Not Applicable.

Item 3. Legal Proceedings.

None.

Item 4. Submission of Matters to a Vote of Security Holders.

Not Applicable.

PART II

Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Not Applicable.

Item 6. Selected Financial Data.

Not Applicable.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operation.

Not Applicable.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

Not Applicable.

Item 8. Financial Statements and Supplementary Data.

Not Applicable.

Item 9. Changes in and Disagreements With Accountants on Accounting and
Financial Disclosure.

Not Applicable.

Item 9A. Controls and Procedures.

Not Applicable.

Item 9A(T). Controls and Procedures.

Not Applicable.

Item 9B. Other Information.

None.

PART III

Item 10. Directors, Executive Officers and Corporate.

Not Applicable.

Item 11. Executive Compensation.

Not Applicable.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Not Applicable.

Item 13. Certain Relationships and Related Transactions, and Director Independence.

Not Applicable.

Item 14. Principal Accounting Fees and Services.

Not Applicable.

PART IV
ADDITIONAL ITEMS required by General Instruction J

Item 1112(b) of Regulation AB. Significant Obligor Financial Information

None.

Item 1114(b)(2) and Item 1115(b) of Regulation AB. Significant Enhancement Provider Financial Information.

None.

Item 1117 of Regulation AB. Legal Proceedings.

None.

Item 1119 of Regulation AB. Affiliation and Certain Relationships and Related Transactions.

Information required by Item 1119 has been omitted from this annual report on Form 10-K because it is substantially the same information as has been provided previously in a prospectus timely filed pursuant to Rule 424 promulgated under the Securities Act of 1933 under the same Central Index Key (CIK) code as this annual report on Form 10-k.

Item 1122 of Regulation AB. Compliance with Applicable Servicing Criteria.

See item 15 exhibits (33) and (34)

Wells Fargo Bank, N.A.’s Servicer report on assessment of compliance with servicing criteria, attached to this report on Form 10-K as Exhibit 33i, and the related registered public accounting firm’s attestation report, attached to this report on Form 10-K as Exhibit 34i, identify the following material instances of noncompliance with the servicing criteria: With respect to Item 1122(d)(3)(i), the Company provided incomplete data to some third parties who use such data to calculate delinquency ratios and determine the status of loans with respect to bankruptcy, foreclosure or real estate owned. Instead of the actual due date being provided for use in calculating delinquencies, the date of the first payment due to the security was provided; with respect to Item 1122(d)(4)(vii), the Company, as required by certain servicing agreements, did not provide investors with prior notification of intent to foreclose. These material instances of noncompliance did not apply to the Issuing Entity, and have been corrected by Wells Fargo Bank, N.A.

First American Real Estate Solutions of Texas, L.P.’s servicer report on assessment of compliance with servicing criteria, attached to this report on Form 10-K as Exhibit 33k, and the related registered public accounting firm's attestation report, attached to this report on Form 10-K as Exhibit 34k, identify the following material instances of noncompliance with the servicing criteria: With respect to Item 1122(d)(2)(vii)(B), the Asserting Party did not prepare reconciliations for all asset-backed securities related bank accounts within 30 calendar days after the bank statement cut-off date or such number of days specified in the transaction Agreements. These material instances of noncompliance did not apply to the Issuing Entity, and have been corrected by First American Real Estate Solutions of Texas, L.P.

Item 1123 of Regulation AB, Servicer Compliance Statement.

See item 15 exhibit (35)

Item 15. Exhibits, Financial Statement Schedules.

(a)	Exhibits

(4)
Trust Agreement dated as of August 1, 2006, among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services LLC, as Master Servicer, and Citibank, N.A., as Trustee (incorporated herein by reference from Exhibit 4.1 of the Current Report on Form 8-K of the registrant, as filed with the Commission on September 15, 2006).

(10)	Incorporated by reference at Exhibit (4).

(31)	302 Sarbanes-Oxley Certification.

(33)	Item 1122(a) Reports on assessment of compliance with servicing criteria for asset backed securities.
(a)	Aurora Loan Services LLC, as Master Servicer
(b)	Aurora Loan Services LLC, as Servicer
(c)	Citibank, N.A., as Trustee and Paying Agent
(d)	Deutsche Bank National Trust Company, as Custodian
(e)	IndyMac Bank, F.S.B., as Servicer
(f)	LaSalle Bank National Association, as Custodian
(g)	U.S. Bank National Association, as Custodian
(h)	Wells Fargo Bank, N.A., as Custodian
(i)	Wells Fargo Bank, N.A., as Servicer
(j)	Deutsche Bank National Trust Company, as sub-contractor for IndyMac Bank, F.S.B.

(k)	First American Real Estate Solutions of Texas LP, as sub-contractor for Aurora Loan Services LLC
(l)	Newport Management Corporation, as sub-contractor for Aurora Loan Services LLC
(m)	Newport Management Corporation, as sub-contractor for IndyMac Bank, F.S.B.
(n)	Regulus Group LLC, as sub-contractor for Wells Fargo Bank N.A.
(o)	ZC Sterling Insurance Agency, Inc, as sub-contractor for Wells Fargo Bank N.A.

(34)	Item 1122(b) Attestation Report on Assessment of Compliance with Servicing Criteria for Asset Backed Securities.
	(a)	Aurora Loan Services LLC, as Master Servicer
	(b)	Aurora Loan Services LLC, as Servicer
	(c)	Citibank, N.A., as Trustee and Paying Agent
	(d)	Deutsche Bank National Trust Company, as Custodian
	(e)	IndyMac Bank, F.S.B., as Servicer
	(f)	LaSalle Bank National Association, as Custodian
	(g)	U.S. Bank National Association, as Custodian
	(h)	Wells Fargo Bank, N.A., as Custodian
	(i)	Wells Fargo Bank, N.A., as Servicer
	(j)	Deutsche Bank National Trust Company, as sub-contractor for IndyMac Bank, F.S.B.
	(k)	First American Real Estate Solutions of Texas LP, as sub-contractor for Aurora Loan Services LLC
	(l)	Newport Management Corporation, as sub-contractor for Aurora Loan Services LLC
	(m)	Newport Management Corporation, as sub-contractor for IndyMac Bank, F.S.B.
	(n)	Regulus Group LLC, as sub-contractor for Wells Fargo Bank N.A.
	(o)	ZC Sterling Insurance Agency, Inc, as sub-contractor for Wells Fargo Bank N.A.

(35)	Servicer Compliance Statement.
	(a)	Aurora Loan Services LLC, as Master Servicer
	(b)	Aurora Loan Services LLC, as Servicer
	(c)	IndyMac Bank, F.S.B., as Servicer
	(d)	Wells Fargo Bank, N.A., as Servicer

(b)	The exhibits filed in response to Item 601 of Regulation S-K are listed in the Exhibit Index above.

(c)	Not Applicable.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

(Issuing Entity) Lehman XS Trust 2006-13

By:	/s/ E. Todd Whittemore
Name: E. Todd Whittemore
Title: Executive Vice President (Senior Officer in Charge of the Servicing Function of Aurora Loan Services LLC) Aurora Loan Services LLC as Master Servicer

Dated: September 19, 2007

EXHIBIT INDEX

Exhibit No.

(4)
Trust Agreement dated as of August 1, 2006, among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services LLC, as Master Servicer, and Citibank, N.A., as Trustee (incorporated herein by reference from Exhibit 4.1 of the Current Report on Form 8-K of the registrant, as filed with the Commission on September 15, 2006).

(10)	Incorporated by reference at Exhibit (4).

(31)	302 Sarbanes-Oxley Certification.

(33)	Item 1122(a) Reports on assessment of compliance with servicing criteria for asset backed securities.
(a)	Aurora Loan Services LLC, as Master Servicer
(b)	Aurora Loan Services LLC, as Servicer
(c)	Citibank, N.A., as Trustee and Paying Agent
(d)	Deutsche Bank National Trust Company, as Custodian
(e)	IndyMac Bank, F.S.B., as Servicer
(f)	LaSalle Bank National Association, as Custodian
(g)	U.S. Bank National Association, as Custodian
(h)	Wells Fargo Bank, N.A., as Custodian
(i)	Wells Fargo Bank, N.A., as Servicer
(j)	Deutsche Bank National Trust Company, as sub-contractor for IndyMac Bank, F.S.B.
(k)	First American Real Estate Solutions of Texas LP, as sub-contractor for Aurora Loan Services LLC
(l)	Newport Management Corporation, as sub-contractor for Aurora Loan Services LLC
(m)	Newport Management Corporation, as sub-contractor for IndyMac Bank, F.S.B.
(n)	Regulus Group LLC, as sub-contractor for Wells Fargo Bank N.A.
(o)	ZC Sterling Insurance Agency, Inc, as sub-contractor for Wells Fargo Bank N.A.

(34)	Item 1122(b) Attestation Report on Assessment of Compliance with Servicing Criteria for Asset Backed Securities.
	(a)	Aurora Loan Services LLC, as Master Servicer
	(b)	Aurora Loan Services LLC, as Servicer
	(c)	Citibank, N.A., as Trustee and Paying Agent
	(d)	Deutsche Bank National Trust Company, as Custodian
	(e)	IndyMac Bank, F.S.B., as Servicer
	(f)	LaSalle Bank National Association, as Custodian
	(g)	U.S. Bank National Association, as Custodian
	(h)	Wells Fargo Bank, N.A., as Custodian

(i)	Wells Fargo Bank, N.A., as Servicer
(j)	Deutsche Bank National Trust Company, as sub-contractor for IndyMac Bank, F.S.B.
(k)	First American Real Estate Solutions of Texas LP, as sub-contractor for Aurora Loan Services LLC
(l)	Newport Management Corporation, as sub-contractor for Aurora Loan Services LLC
(m)	Newport Management Corporation, as sub-contractor for IndyMac Bank, F.S.B.
(n)	Regulus Group LLC, as sub-contractor for Wells Fargo Bank N.A.
(o)	ZC Sterling Insurance Agency, Inc, as sub-contractor for Wells Fargo Bank N.A.

(35)	Servicer Compliance Statement.
	(a)	Aurora Loan Services LLC, as Master Servicer
	(b)	Aurora Loan Services LLC, as Servicer
	(c)	IndyMac Bank, F.S.B., as Servicer
	(d)	Wells Fargo Bank, N.A., as Servicer

Ex-31 302 Sarbanes-Oxley Certification

I, E Todd Whittemore, certify that:

1. I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of Lehman XS Trust 2006-13 (the “Exchange Act periodic reports”);

2. Based on my knowledge, the Exchange Act periodic reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act periodic reports;

4. I am responsible for reviewing the activities performed by the servicers and based on my knowledge and the compliance reviews conducted in preparing the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act periodic reports, the servicers have fulfilled their obligations under the servicing agreements in all material respects; and

5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report. Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:

Citibank, N.A., as Trustee and Paying Agent
Deutsche Bank National Trust Company, as Custodian
IndyMac Bank, F.S.B., as Servicer
LaSalle Bank National Association, as Custodian
U.S. Bank National Association, as Custodian
Wells Fargo Bank, N.A., as Custodian
Wells Fargo Bank, N.A., as Servicer
Deutsche Bank National Trust Company, as sub-contractor for IndyMac Bank, F.S.B.
First American Real Estate Solutions of Texas LP, as sub-contractor for Aurora Loan Services LLC
Newport Management Corporation, as sub-contractor for Aurora Loan Services LLC
Newport Management Corporation as sub-contractor for IndyMac Bank, F.S.B.
Regulus Group LLC, as sub-contractor for Wells Fargo Bank N.A.
ZC Sterling Insurance Agency, Inc, as sub-contractor for Wells Fargo Bank N.A.

Dated: March 30, 2007

/s/ E. Todd Whittemore
E. Todd Whittemore
Executive Vice President
Senior Officer in charge of the servicing function Aurora Loan Services LLC (“Aurora”), in its capacity as Master Servicer

AURORA LOAN SERVICES
A Lehman Brothers Company

      Certification Regarding Compliance with Applicable Servicing Criteria

1.   Aurora Loan Services LLC ("Aurora"), a wholly-owned subsidiary of Lehman Brothers Bank FSB, is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of
     Item 1122 of Regulation AB, as of and for the 12-month period ended
     December 31, 2006 (the "Reporting Period"), as set forth in Appendix
     A hereto. The transactions covered by this report (these transactions collectively referred to as the "Master Servicing Platform") include asset-backed securities transactions for which Aurora acted as master servicer, registered on or after January 1, 2006, involving residential mortgage loans;

2.   Aurora has not engaged vendors (the "Vendors") to perform significant activities pertaining to the applicable servicing criteria;

3.   Except as set forth in paragraph 4 below, Aurora used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

4.   The criteria listed in the column titled "Inapplicable Servicing Criteria"
     on Appendix A hereto are inapplicable to Aurora based on the activities it performs with respect to the Master Servicing Platform as of December 31,
     2006 and for the Reporting Period;

5.   Aurora has complied, in all material respects, with the applicable servicing criteria as of December 31, 2006 and for the Reporting Period
     with respect to the Master Servicing Platform taken as a whole;

6.   Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report on Aurora's assessment of compliance with the applicable servicing criteria as of December 31, 2006 and for the
     Reporting Period.

March 13, 2007

                                         Aurora Loan Services LLC

                                         By: /s/ E. Todd Whittmore
                                            ----------------------
                                         Name: E. Todd Whittemore
                                         Title:   Executive Vice President

AURORA LOAN SERVICES
A Lehman Brothers Company

                                    APPENDIX A

--------------------------------------------------------------------------------------------------------------------------------
                               Servicing Criteria                                   Applicable Servicing           Inapplicable
                                                                                          Criteria                   Servicing
                                                                                                                      Criteria
--------------------------------------------------------------------------------------------------------------------------------
  Reference                                  Criteria                                                   Performed
                                                                                             Performed      by
                                                                                                by      subservicer(s)
                                                                                             vendor(s)  or Vendors(s)
                                                                                             for which  for which
                                                                                  Performed   Aurora    Aurora is
                                                                                   Directly   is the     Not the
                                                                                      by    Responsible Responsible
                                                                                    Aurora      Party     Party
--------------------------------------------------------------------------------------------------------------------------------
                               General Servicing Considerations
--------------------------------------------------------------------------------------------------------------------------------
                  Policies and procedures are instituted to monitor any                X
                  performance or other triggers and events of default in
1122(d)(1)(i)     accordance with the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  If any material servicing activities are outsourced to                                                X(1)
                  third parties, policies and procedures are instituted to
                  monitor the third party's performance and compliance with
1122(d)(1)(ii)    such servicing activities.
--------------------------------------------------------------------------------------------------------------------------------
                  Any requirements in the transaction agreements to maintain a                                          X(1)
1122(d)(1)(iii)   back-up servicer for the pool assets are maintained.
--------------------------------------------------------------------------------------------------------------------------------
                  A fidelity bond and errors and omissions policy is in effect         X
                  on the party participating in the servicing function
                  throughout the reporting period in the amount of coverage
                  required by and otherwise in accordance with the terms of the
1122(d)(1)(iv)    transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                       Cash Collection and Administration
--------------------------------------------------------------------------------------------------------------------------------
                  Payments on pool assets are deposited into the                       X
                  appropriate custodial bank accounts and related bank
                  clearing accounts no more than two business days of
                  receipt, or such other number of days specified in the
1122(d)(2)(i)     transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Disbursements made via wire transfer on behalf of an obligor         X
1122(d)(2)(ii)    or to an investor are made only by authorized personnel.
--------------------------------------------------------------------------------------------------------------------------------
                  Advances of funds or guarantees regarding collections, cash                                            X(1)
                  flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as
1122(d)(2)(iii)   specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  The related accounts for the transaction, such as cash               X
                  reserve accounts or accounts established as a form of
                  overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the
1122(d)(2)(iv)    transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Each custodial account is maintained at a federally insured          X
                  depository institution as set forth in the transaction
                  agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets
1122(d)(2)(v)     the requirements of 240.13k-1(b)(1) of this chapter.
--------------------------------------------------------------------------------------------------------------------------------
                  Unissued checks are safeguarded so as to prevent unauthorized                                           X(1)
1122(d)(2)(vi)    access.
--------------------------------------------------------------------------------------------------------------------------------

1. Aurora did not perform the activity described in this criteria as of December 31, 2006 and for the Reporting Period.  No assessment of compliance, therefore, is necessary.

AURORA LOAN SERVICES
A Lehman Brothers Company

--------------------------------------------------------------------------------------------------------------------------------
                               Servicing Criteria                                   Applicable Servicing          Inapplicable
                                                                                          Criteria                 Servicing
                                                                                                                    Criteria
--------------------------------------------------------------------------------------------------------------------------------
  Reference                                  Criteria                                                   Performed
                                                                                             Performed      by
                                                                                                by      subservicer(s)
                                                                                             vendor(s)  or Vendors(s)
                                                                                             for which  for which
                                                                                  Performed   Aurora    Aurora is
                                                                                   Directly   is the     NOT the
                                                                                      by    Responsible Responsible
                                                                                    Aurora      Party     Party
--------------------------------------------------------------------------------------------------------------------------------
                  Reconciliations are prepared on a monthly basis for all              X
                  asset-backed securities related bank accounts, including
                  custodial accounts and related bank clearing accounts. These reconciliations (A) Are mathematically accurate; (B) Are
                  prepared within 30 calendar days after the bank statement
                  cutoff date, or such other number of days specified in the transaction agreements; (C) Are reviewed and approved by
                  someone other than the person who prepared the reconciliation;
                  and (D) contain explanations for reconciling items. These
                  reconciling items are resolved within 90 calendar days of
                  their original identification, or such other number of days specified in the transaction agreements.
1122(d)(2)(vii)
---------------------------------------------------------------------------------------------------------------------------------
                       Investor Remittances and Reporting
---------------------------------------------------------------------------------------------------------------------------------
                  Reports to investors, including those to be filed with the           X(2)(3)                           X(2)
                  Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of pool assets serviced by the
1122(d)(3)(i)     Servicer.
---------------------------------------------------------------------------------------------------------------------------------
                  Amounts due to investors are allocated and remitted in               X(3)
                  accordance with timeframes, distribution priority and other terms
1122(d)(3)(ii)    set forth in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Disbursements made to an investor are posted within two              X(3)
                  business days to the Servicer's investor records, or such
1122(d)(3)(iii)   other number of days specified in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Amounts remitted to investors per the investor reports               X(3)
                  agree with cancelled checks, or other form of payment, or
1122(d)(3)(iv)    custodial bank statements.
---------------------------------------------------------------------------------------------------------------------------------
                            Pool Asset Administration
---------------------------------------------------------------------------------------------------------------------------------
                  Collateral or security on pool assets is maintained as                                                   X
                  required by the transaction agreements or related pool
1122(d)(4)(i)     asset documents.
---------------------------------------------------------------------------------------------------------------------------------
                  Pool assets and related documents are safeguarded as                                                     X
1122(d)(4)(ii)    required by the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Any additions, removals or substitutions to the asset pool           X
                  are made, reviewed and approved in accordance with any
1122(d)(4)(iii)   conditions or requirements in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------

(2)   For criterion 1122(d)(3)(i)(C), Aurora did not performthe activity described in this criterion as of December 31, 2006 and for the
      Reporting Period.  No assessment of compliance, therefore is necessary.

(3)   Aurora is defining the "Investor" as the party to who we report and remit under the applicable transaction agreement.

AURORA LOAN SERVICES
A Lehman Brothers Company

--------------------------------------------------------------------------------------------------------------------------------
                               Servicing Criteria                                   Applicable Servicing          Inapplicable
                                                                                          Criteria                 Servicing
                                                                                                                    Criteria
--------------------------------------------------------------------------------------------------------------------------------
  Reference                                  Criteria                                                   Performed
                                                                                             Performed      by
                                                                                                by      subservicer(s)
                                                                                             vendor(s)  or Vendors(s)
                                                                                             for which  for which
                                                                                  Performed   Aurora    Aurora is
                                                                                   Directly   is the     NOT the
                                                                                      by    Responsible Responsible
                                                                                    Aurora      Party     Party
--------------------------------------------------------------------------------------------------------------------------------
                  Payments on pool assets, including any payoffs, made in                                                X
                  accordance with the related pool asset documents are posted to the applicable servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in
1122(d)(4)(iv)    accordance with the related pool asset documents.
---------------------------------------------------------------------------------------------------------------------------------
                  The Servicer's records regarding the pool assets agree                                                 X
                  with the Servicer's records with respect to an obligor's
1122(d)(4)(v)     unpaid principal balance.
---------------------------------------------------------------------------------------------------------------------------------
                  Changes with respect to the terms or status of an obligor's                                            X(1)
                  pool asset (e.g., loan modifications or re-agings) are
                  made, reviewed and approved by authorised personnel in
                  accordance with the transaction agreements and related pool
1122(d)(4)(vi)    asset documents.
---------------------------------------------------------------------------------------------------------------------------------
                  Loss mitigation or recovery actions (e.g., forbearance plans,                                          X(1)
                  modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other
1122(d)(4)(vii)   requirements established by the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Records documenting collection efforts are maintained during                                            X
                  the period a pool asset is delinquent in accordance with
                  the transaction agreements. Such records arc maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for
                  example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness
1122(d)(4)(viii)  or unemployment).
--------------------------------------------------------------------------------------------------------------------------------
                  Adjustments to interest rates or rates of return for pool                                               X
                  assets with variable rates are computed based on the related
1122(d)(4)(ix)    pool asset documents.
--------------------------------------------------------------------------------------------------------------------------------
                  Regarding any funds held in trust for an obligor (such as                                               X
                  escrow accounts): (A) such funds are analyzed, in accordance with the obligor's pool asset documents, on at least an
                  annual basis, or such other period specified in the
                  transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned
                  to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days
1122(d)(4)(x)     specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Payments made on behalf of an obligor (such as tax or                                                   X
                  insurance payments) are made on or before the related
                  penalty or expiration dates, as indicated on the
                  appropriate bills or notices for such payments, provided
                  that such support has been received by the servicer at
                  least 30 calendar days prior to these dates, or such other
1122(d)(4)(xi)    number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Any late payment penalties in connection with any payment                                               X
                  to be made on behalf of an obligor are paid from the
                  Servicer's funds and not charged to the obligor, unless the
1122(d)(4)(xii)   late payment was due to the obligor's error or omission.
--------------------------------------------------------------------------------------------------------------------------------
                  Disbursements made on behalf of an obligor are posted                                                   X
                  within two business days to the obligor's records maintained by the servicer, or such other number of days specified in
1122(d)(4)(xiii)  the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
----------

AURORA LOAN SERVICES
A Lehman Brothers Company

--------------------------------------------------------------------------------------------------------------------------------
                               Servicing Criteria                                   Applicable Servicing          Inapplicable
                                                                                          Criteria                 Servicing
                                                                                                                    Criteria
--------------------------------------------------------------------------------------------------------------------------------
  Reference                                  Criteria                                                   Performed
                                                                                             Performed      by
                                                                                                by      subservicer(s)
                                                                                             vendor(s)  or Vendors(s)
                                                                                             for which  for which
                                                                                  Performed   Aurora    Aurora is
                                                                                   Directly   is the     NOT the
                                                                                      by    Responsible Responsible
                                                                                    Aurora      Party     Party
--------------------------------------------------------------------------------------------------------------------------------
                  Delinquencies, charge-offs and uncollectible accounts are            X
                  recognized and recorded in accordance with the transaction
1122(d)(4)(xiv)   agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Any external enhancement or other support, identified in Item                                           X
                  1114(a)(1) through (3) or Item 1115 of Regulation AB, is
1122(d)(4)(xv)    maintained as set forth in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------

AURORA LOAN SERVICES
A Lehman Brothers Company

    Certification Regarding Compliance with Applicable Servicing Criteria

1.    Aurora Loan Services LLC ("Aurora"), a wholly-owned subsidiary of
      Lehman Brothers Bank, FSB is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ended December 31,
      2006 (the "Reporting Period"), as set forth in Appendix A hereto.  The transactions covered by this report (these transactions collectively referred to as the "Servicing Platform") include asset-backed securities transactions for which Aurora acted as servicer, closed on or after
      January 1, 2006 not sponsored by government sponsored enterprises or
      Government National Mortgage Association, for which the asset type is mortgage loans that (i) are primarily categorized by the servicing designations of conventional 'prime', 'conventional alt-a' and
      'subprime' and (ii) do not receive the benefit of insurance by the
      Federal Housing Administration or guarantees from the United States
      Department of Veterans Affairs or the Rural Housing Service;

2.    Aurora has engaged certain vendors (the "Vendors") to perform specific, limited or scripted activities, and Aurora has elected to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors' activities as set forth in Appendix A hereto with the exception of certain Vendors that have provided their own reports on assessment of compliance with the applicable servicing criteria.

3.    Except as set forth in paragraph 4 below, Aurora used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

4.    The criteria listed in the column titled "Inapplicable Servicing
      Criteria" on Appendix A hereto are inapplicable to Aurora based on the activities it performs, directly or through its Vendors, with respect to the Servicing Platform, as of December 31, 2006 and for the Reporting
      Period;

5.    Aurora has complied, in all material respects, with the applicable servicing criteria as of December 31, 2006 and for the Reporting Period
      with respect to the Servicing Platform taken as a whole;

6.    Aurora has not identified and is not aware of any material instance of noncompliance by the Vendors for which Aurora has elected to take responsibility for assessing compliance with the applicable servicing criteria as of December 31, 2006 and for the Reporting Period with respect to the Servicing Platform taken as a whole.

7.    Aurora has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 2006 and for the Reporting Period
      with respect to the Servicing Platform taken as a whole; and

8.    Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report on Aurora's assessment of compliance with the applicable servicing criteria for the Reporting Period.

March 13, 2007

                                      Aurora Loan Services LLC

                               By: /s/ Terry Gentry
                                  -----------------------------
                               Name:   Terry Gentry
                               Title:  Managing Director, Loan Administration

AURORA LOAN SERVICES
A Lehman Brothers Company

                                    APPENDIX A

--------------------------------------------------------------------------------------------------------------------------------
                               Servicing Criteria                                   Applicable Servicing           Inapplicable
                                                                                          Criteria                   Servicing
                                                                                                                      Criteria
--------------------------------------------------------------------------------------------------------------------------------
  Reference                                  Criteria                                                   Performed
                                                                                             Performed      by
                                                                                                by      subservicer(s)
                                                                                             vendor(s)  or Vendors(s)
                                                                                             for which  for which
                                                                                  Performed   Aurora    Aurora is
                                                                                   Directly   is the     Not the
                                                                                      by    Responsible Responsible
                                                                                    Aurora      Party     Party
--------------------------------------------------------------------------------------------------------------------------------
                               General Servicing Considerations
--------------------------------------------------------------------------------------------------------------------------------
                  Policies and procedures are instituted to monitor any                X
                  performance or other triggers and events of default in
1122(d)(1)(i)     accordance with the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  If any material servicing activities are outsourced to               X
                  third parties, policies and procedures are instituted to
                  monitor the third party's performance and compliance with
1122(d)(1)(ii)    such servicing activities.
--------------------------------------------------------------------------------------------------------------------------------
                  Any requirements in the transaction agreements to maintain a                                          X
1122(d)(1)(iii)   back-up servicer for the pool assets are maintained,
--------------------------------------------------------------------------------------------------------------------------------
                  A fidelity bond and errors and omissions policy is in effect         X
                  on the party participating in the servicing function
                  throughout the reporting period in the amount of coverage
                  required by and otherwise in accordance with the terms of the
1122(d)(1)(iv)    transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                       Cash Collection and Administration
--------------------------------------------------------------------------------------------------------------------------------
                  Payments on pool assets are deposited into the                       X         X
                  appropriate custodial bank accounts and related bank
                  clearing accounts no more than two business days following receipt, or such other number of days specified in the
1122(d)(2)(i)     transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Disbursements made via wire transfer on behalf of an obligor         X
1122(d)(2)(ii)    or to an investor are made only by authorized personnel.
--------------------------------------------------------------------------------------------------------------------------------
                  Advances of funds or guarantees regarding collections, cash          X
                  flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as
1122(d)(2)(iii)   specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  The related accounts for the transaction, such as cash               X
                  reserve accounts or accounts established as a form of
                  overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the
1122(d)(2)(iv)    transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Each custodial account is maintained at a federally insured          X
                  depository institution as set forth in the transaction
                  agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets
1122(d)(2)(v)     the requirements of 240.13k-1(b)(1) of this chapter.
--------------------------------------------------------------------------------------------------------------------------------
                  Unissued checks are safeguarded so as to prevent unauthorized        X
1122(d)(2)(vi)    access.
--------------------------------------------------------------------------------------------------------------------------------

AURORA LOAN SERVICES
A Lehman Brothers Company

--------------------------------------------------------------------------------------------------------------------------------
                               Servicing Criteria                                   Applicable Servicing          Inapplicable
                                                                                          Criteria                 Servicing
                                                                                                                    Criteria
--------------------------------------------------------------------------------------------------------------------------------
  Reference                                  Criteria                                                   Performed
                                                                                             Performed      by
                                                                                                by      subservicer(s)
                                                                                             vendor(s)  or Vendors(s)
                                                                                             for which  for which
                                                                                  Performed   Aurora    Aurora is
                                                                                   Directly   is the     NOT the
                                                                                      by    Responsible Responsible
                                                                                    Aurora      Party     Party
--------------------------------------------------------------------------------------------------------------------------------
                  Reconciliations are prepared on a monthly basis for all              X
                  asset-backed securities related bank accounts, including
                  custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transactidn
                  agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain
                  explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original
                  identification, or such other number of days specified in
1122(d)(2)(vii)   the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                       Investor Remittances and Reporting
---------------------------------------------------------------------------------------------------------------------------------
                  Reports to investors, including those to be filed with the           X(1)(2)                           X(1)
                  Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of pool assets serviced by the
1122(d)(3)(i)     Servicer.
---------------------------------------------------------------------------------------------------------------------------------
                  Amounts due to investors are allocated and remitted in               X(2)
                  accordance with timeframes, distribution priority and other terms
1122(d)(3)(ii)    set forth in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Disbursements made to an investor are posted within two              X(2)
                  business days to the Servicer's investor records, or such
1122(d)(3)(iii)   other number of days specified in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Amounts remitted to investors per the investor reports               X(2)
                  agree with cancelled checks, or other form of payment, or
1122(d)(3)(iv)    custodial bank statements.
---------------------------------------------------------------------------------------------------------------------------------
                            Pool Asset Administration
---------------------------------------------------------------------------------------------------------------------------------
                  Collateral or security on pool assets is maintained as               X
                  required by the transaction agreements or related pool
1122(d)(4)(i)     asset documents.
---------------------------------------------------------------------------------------------------------------------------------
                  Pool assets and related documents are safeguarded as                 X
1122(d)(4)(ii)    required by the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Any additions, removals or substitutions to the asset pool           X
                  are made, reviewed and approved in accordance with any
1122(d)(4)(iii)   conditions or requirements in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------

(1)   For criterion 1122(d)(3)(i)(C), Aurora did not performthe activity described in this criterion as of December 31, 2006 and for the
      Reporting Period.  No assessment of compliance, therefore is necessary.

(2)   Aurora is defining the "Investor" as the party to who we repor and remit under the applicable transaction agreement.

AURORA LOAN SERVICES
A Lehman Brothers Company

--------------------------------------------------------------------------------------------------------------------------------
                               Servicing Criteria                                   Applicable Servicing          Inapplicable
                                                                                          Criteria                 Servicing
                                                                                                                    Criteria
--------------------------------------------------------------------------------------------------------------------------------
  Reference                                  Criteria                                                   Performed
                                                                                             Performed      by
                                                                                                by      subservicer(s)
                                                                                             vendor(s)  or Vendors(s)
                                                                                             for which  for which
                                                                                  Performed   Aurora    Aurora is
                                                                                   Directly   is the     NOT the
                                                                                      by    Responsible Responsible
                                                                                    Aurora      Party     Party
--------------------------------------------------------------------------------------------------------------------------------
                  Payments on pool assets, including any payoffs, made in              X          X
                  accordance with the related pool asset documents are posted to the applicable servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in
1122(d)(4)(iv)    accordance with the related pool asset documents.
---------------------------------------------------------------------------------------------------------------------------------
                  The Servicer's records regarding the pool assets agree               X
                  with the Servicer's records with respect to an obligor's
1122(d)(4)(v)     unpaid principal balance.
---------------------------------------------------------------------------------------------------------------------------------
                  Changes with respect to the terms or status of an obligor's          X
                  pool asset (e.g., loan modifications or re-agings) are
                  made, reviewed and approved by authorised personnel in
                  accordance with the transaction agreements and related pool
1122(d)(4)(vi)    asset documents.
---------------------------------------------------------------------------------------------------------------------------------
                  Loss mitigation or recovery actions (e.g., forbearance plans,        X          X
                  modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other
1122(d)(4)(vii)   requirements established by the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Records documenting collection efforts are maintained during         X
                  the period a pool asset is delinquent in accordance with
                  the transaction agreements. Such records arc maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for
                  example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness
1122(d)(4)(viii)  or unemployment).
--------------------------------------------------------------------------------------------------------------------------------
                  Adjustments to interest rates or rates of return for pool            X
                  assets with variable rates are computed based on the related
1122(d)(4)(ix)    pool asset documents.
--------------------------------------------------------------------------------------------------------------------------------
                  Regarding any funds held in trust for an obligor (such as            X
                  escrow accounts): (A) such funds are analyzed, in accordance with the obligor's pool asset documents, on at least an
                  annual basis, or such other period specified in the
                  transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned
                  to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days
1122(d)(4)(x)     specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Payments made on behalf of an obligor (such as tax or                X        X          X
                  insurance payments) are made on or before the related
                  penalty or expiration dates, as indicated on the
                  appropriate bills or notices for such payments, provided
                  that such support has been received by the servicer at
                  least 30 calendar days prior to these dates, or such other
1122(d)(4)(xi)    number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Any late payment penalties in connection with any payment             X        X         X
                  to be made on behalf of an obligor are paid from the
                  Servicer's funds and not charged to the obligor, unless the
1122(d)(4)(xii)   late payment was due to the obligor's error or omission.
--------------------------------------------------------------------------------------------------------------------------------
----------

AURORA LOAN SERVICES
A Lehman Brothers Company

--------------------------------------------------------------------------------------------------------------------------------
                               Servicing Criteria                                   Applicable Servicing          Inapplicable
                                                                                          Criteria                 Servicing
                                                                                                                    Criteria
--------------------------------------------------------------------------------------------------------------------------------
  Reference                                  Criteria                                                   Performed
                                                                                             Performed      by
                                                                                                by      subservicer(s)
                                                                                             vendor(s)  or Vendors(s)
                                                                                             for which  for which
                                                                                  Performed   Aurora    Aurora is
                                                                                   Directly   is the     NOT the
                                                                                      by    Responsible Responsible
                                                                                    Aurora      Party     Party
--------------------------------------------------------------------------------------------------------------------------------
                  Disbursements made on behalf of an obligor are posted                X                     X
                  within two business days to the obligor's records maintained by the servicer, or such other number of days specified in
1122(d)(4)(xiii)  the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Delinquencies, charge-offs and uncollectible accounts are            X
                  recognized and recorded in accordance with the transaction
1122(d)(4)(xiv)   agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Any external enhancement or other support, identified in Item                                           X
                  1114(a)(1) through (3) or Item 1115 of Regulation AB, is
1122(d)(4)(xv)    maintained as set forth in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------

                  Management's Assertion of Compliance

Management of the Agency and Trust division of Citibank, N.A. (the "Company")
is responsible for providing this platform-level assessment of compliance with the servicing criteria specified in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.

Management has determined that the following servicing criteria are applicable in regards to the platform for the following period:

Platform: publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities, automobile loan or lease-backed securities and student loan-backed securities issued on or after January 1, 2006, for which the Company provides the following servicing functions (the "Platform"):

      - paying agent, securities administration and trustee; or
      - securities administration and paying agent; or
      - paying agent and trustee; or
      - paying agent.

Applicable Servicing Criteria: All servicing criteria set forth in Item
1122(d), to the extent required by the Item 1122(d) servicing criteria in regards to the activities performed by the Company with respect to the
Platform as to any transaction, excluding the following servicing criteria:
1122(d)(1)(i), 1122(d)(1)(iii), 1122(d)(I)(iv), 1122(d)(2)(iii). 1122(d)(4)
(i), 1122(d)(4)(ii) and 1122(d)(4)(iv) through 1122(d)(4)(xiv), (the
"Applicable Servicing Criteria").

Period: Twelve months ended December 31, 2006 (the "Period").

With respect to the Platform, the Company's management provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

    - The Company's management is responsible for assessing the Company's compliance with the Applicable Servicing Criteria as of and for the
      Period.

    - The Company's management has assessed compliance with the Applicable
      Servicing Criteria as of and for the Period. In making this assessment, management used the criteria set forth by the Securities and Exchange
      Commission in paragraph (d) of Item 1122 of Regulation AB.

    - Based on such assessment, as of and for the Period, the Company has complied, in all material respects, with the Applicable Servicing
      Criteria.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management's assertion of compliance with the
Applicable Servicing Criteria as of and for the Period.

                              Citibank,N.A.
                              By:/s/Jeffrey Volk
                              -----------------------------
                              Jeffrey Volk

                              Its: Managing Director
                              -----------------------------

                              Dated: February 28, 2007
                                    -----------------------

                                                          Appendix I

MANAGEMENT'S ASSERTION OF COMPLIANCE

Management of the Trust & Securities Services department of Deutsche Bank
National Trust Company and Deutsche Bank Trust Company Americas (collectively the "Company") is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d)of Regulation AB promulgated by the
Securities and Exchange Commission. Management has determined that the servicing criteria arc applicable in regard to the servicing platform for the period as follows:

Platform: Publicly-issued (i.e., transaction-level reporting required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities and other asset-backed securities issued on or after January 1,
2006 for which the Company provides trustee, securities administration or paying agent services, excluding any publicly issued transactions sponsored or issued by any government sponsored entity (the "Platform").

Applicable Servicing Criteria: All servicing criteria set forth in Item
1122(d), except for the following criteria: 1122(d)(2)(iii),1122(d)(4)(iv),
1122(d)(4)(v),1122(d)(4)(vi), 1122(d)(4)(vii),1122(d)(4)(viii), 1122(d)(4)
(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and
1122(d)(4)(xiv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the "Applicable
Servicing Criteria").

Period: Twelve months ended December 31, 2006 (the "Period").

Management's interpretation of Applicable Servicing Criteria: The Company's
management has determined that servicing criteria 1122(d)(1)(iii) is applicable only with respect to its continuing obligation to act as, or locate a, successor servicer under the circumstances referred to in certain governing documents. It is management's interpretation that Deutsche Bank
Trust Company America has no other active back-up servicing responsibilities in regards to 1122(d)(1)(iii) as of and for the Period.

Third parties classified as vendors: With respect to servicing criteria
1122(d)(2)(i), 1122(d)(4)(i), and 1122(d)(4)(ii), management has engaged various vendors to perform the activities required by these servicing criteria. The Company's management has determined that these vendors are not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company's management has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by interpretation 17.06 of the SEC Division of Corporation Finance Manual
of Publicly Available Telephone Interpretations ("Interpretation 17.06").
As permitted by Interpretation 17.06, management has asserted that it has policies and procedures in place to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criteria applicable to each vendor. The Company's management is solely responsible for determining that it meets the SEC requirements to apply
Interpretation 17.06 for the vendors and related criteria.

With respect to the Platform, the Company's management provides the following assertion of compliance with respect to the Applicable Servicing Criteria:
1. The Company's management is responsible for assessing the Company's compliance with the Applicable Servicing Criteria as of and for the Period.

2. The Company's management has assessed compliance with the Applicable
Servicing Criteria, including servicing criteria for which compliance is determined based on Interpretation 17.06 as described above, as of and for the Period. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3. Based on such assessment, as of and for the Period, the Company has complied, in all material respects, with the Applicable Servicing Criteria.
KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to the management's assertion of compliance with the
Applicable Servicing Criteria as of and for the Period.

                                                             Appendix I

                       Deutche Bank National Trust Company

                       By:/s/ Gary R. Vaughan
                       ------------------------------------
                       Name:  Gary R. Vaughan
                       Its: Managing Director

                       By: /s/ David Co
                       ------------------------------------
                       Name: David Co
                       Its: Director

                       By: /s/ Jose Sicilia
                       ------------------------------------
                       Name: Jose Sicilia
                       Its: Managing Director

                       By: /s/ Kevin Fischer
                       ------------------------------------
                       Name: Kevin Fischer
                       Its: Vice President

                       By: /s/ Robert Frier
                       ------------------------------------
                       Name: Robert Frier
                       Its: Director

                       Deutche Bank Trust Company Americas

                       By: /s/ Kevin C. Weeks
                       ------------------------------------
                       Name: Kevin C. Weeks
                       Its: Managing Director

                       By: /s/ Jenna Kaufman
                       ------------------------------------
                       Name: Jenna Kaufman
                       Its: Director

[Indymac LOGO]

Management's Assertion on Compliance with Applicable Regulation AB Servicing Criteria

1.
IndyMac Bank, F.S.B. ("Indymac") is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ended December 31, 2006 (the "Reporting Period"), as set forth in Appendix A hereto. The transactions covered by this report (these transactions collectively referred to as the "Servicing Platform") include public asset-backed  securitization transactions closed on or after January 1, 2006, for which Indymac acted as servicer, excluding any transactions sponsored or issued by government sponsored enterprises or Government National Mortgage Association. The Servicing Platform also includes other servicing contracts, the terms of which require Indymac to submit reports in accordance with Item 1122 of the Regulation AB. The Servicing Platform's asset type is single family residential mortgage loans that are not home-equity lines of credit or reverse mortgages and that do not receive the benefit of insurance by the Federal Housing Administration or guarantees from the United States Department of Veterans Affairs or the Rural Housing Service;

2.
Indymac has engaged certain vendors (the "Vendors") to perform specific, limited or scripted activities, and Indymac has elected to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors' activities as set forth in Appendix A hereto, as permitted by Interpretation17.06 of the Securities and Exchange Commission ("SEC") Division of Corporate Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"), except for certain Vendors that have provided their own reports on assessment of compliance with the applicable servicing criteria. Indymac determined the Vendors are not "servicers" as defined in Item 1101(j) of Regulation AB and asserted that it has policies and procedures in place to provide reasonable assurance that the Vendors' activities comply, in all material respects, with the servicing criteria applicable to each Vendor;

3.	Except as set forth in paragraph 4 below, Indymac used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

4.
The criteria listed in the column titled "Inapplicable Servicing Criteria" on Appendix A hereto are inapplicable to Indymac based on the activities it performs, directly or throughits Vendors for which Indymac has elected to take responsibility for assessing compliance with the applicable servicing criteria, with respect to the Servicing Platform taken as a whole;

5.	Indymac has complied, in all material respects, with the applicable servicing criteria as of December 31, 2006 and for the Reporting Period with respect to the Servicing Platform taken as a whole;

6.
Indymac has not identified and is not aware of any material instance of noncompliance as of December 31, 2006 and for the Reporting Period with respect to the ServicingPlatform taken as a whole by the Vendors for which Indymac has elected to take responsibility for assessing compliance with the applicable servicing criteria;

7.
Indymac has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors for which Indymac has elected to take responsibility for assessing compliance, with the applicable servicing criteria as of December 31, 2006 and for the Reporting Period with respect to the Servicing Platform taken as a whole; and

8.
Ernst & Young, LLP, an independent registered public accounting firm, has issued an attestation report on Indymac's assessment of compliance with the applicable servicingcriteria for the Reporting Period.

March 16, 2007

IndyMac Bank, F.S.B.

By: /s/ Anthony L. Ebers
Anthony L. Ebers
Executive Vice President
Chief Executive Officer
Indymac Consumer Bank

APPENDIX A
SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by Indymac	Performed by Vendor(s) for which Indymac is the Responsible Party	Performed by subservicer(s) or vendor(s) for which Indymac is NOT the Responsible Party[1]	NOT performed by Indymac or by subservicer(s) or vendor(s) retained by Indymac[2]
General Servicing Considerations
1122(d)(l)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.				X
1122(d)(l)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities.	X
1122(d)(l)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.				X
1122(d)(l)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
		X3	X3
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-l(b)(l) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X

APPENDIX A

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by Indymac	Performed by Vendor(s) for which Indymac is the Responsible Party	Performed by subservicer(s) or vendor(s) for which Indymac is NOT the Responsible Party[1]	NOT performed by Indymac or by subservicer(s) or vendor(s) retained by Indymac[2]
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of [pool assets] serviced by the servicer.
		X4,[5]			X4
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X5
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer's investor records, or such other number of days specified in the transaction agreements.	X5
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X5
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements				X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related [pool asset] documents are posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
		X3	X3

APPENDIX A

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by Indymac	Performed by Vendor(s) for which Indymac is the Responsible Party	Performed by subservicer(s) or vendor(s) for which Indymac is NOT the Responsible Party[1]	NOT performed by Indymac or by subservicer(s) or vendor(s) retained by Indymac[2]
1122(d)(4)(v)	The servicer's records regarding the pool assets agree with the servicer's records with respect to an obligor's unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
		X6	X6
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's [pool asset] documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable [pool asset] documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
		X7	X7	X7
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission.
		X7	X7

APPENDIX A

SERVICING CRITERIA		APPLICABLE SERVICING CRITERIA		INAPPLICABLE SERVICING CRITERIA
Reference	Criteria	Performed Directly by Indymac	Performed by Vendor(s) for which Indymac is the Responsible Party	Performed by subservicer(s) or vendor(s) for which Indymac is NOT the Responsible Party[1]	NOT performed by Indymac or by subservicer(s) or vendor(s) retained by Indymac[2]
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor's records maintained by the Servicer, or such other number of days specified in the transaction agreements.
		X7	X7
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(l) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.				X

APPENDIX A

Footnotes to Appendix A Servicing Criteria

1 The activities pertaining to these criteria or portions of these criteria are performed by subservicer(s) or vendor(s) retained by Indymac which provided a separate assessment of compliance in accordance with Item 1122 of Regulation AB.

2 These criteria are inapplicable to the Servicing Platform as of December 31, 2006 and for the Reporting Period since Indymac, directly or through its Vendors for which Indymac has elected to take responsibility for assessing compliance with the applicable servicing criteria, was not required to perform any related activities.

3 Indymac performs the activities pertaining to these criteria, except for the specific, limited activities, primarily of initial processing of pool asset payments, performed by its lockbox vendor.

4 The criterion 1122(d)(3)(i)(C) is inapplicable to the Servicing Platform as of December 31, 2006 and for the Reporting Period based on the activities Indymac performed.

5 Indymac has defined the "Investor" as a party to whom Indymac reports and remits under the applicable transaction agreements. Indymac has no responsibility for transaction waterfall or allocation calculations and payments or individual security holder records.

6 Indymac performs the activities pertaining to this criterion, except for the specific, limited activities performed by its foreclosure and bankruptcy vendors.

7 Indymac performs the activities pertaining to these criteria, except for the specific, limited activities performed by its tax and/or insurance monitoring vendors. Indymac has elected to take responsibility for assessing compliance with these servicing criteria with respect to the activities of its tax vendor. Indymac's insurance vendor has provided their own report on assessment of compliance with the applicable servicing criterion.

La Salle Bank                             LaSalle Bank, N.A.
ABN AMRO                                  135 South LaSalle Street
                                          Suite 1625
                                          Chicago, IL 60603

          Management's Assertion on Compliance with Item 1122 Criteria

LaSalle Bank National Association (the "Asserting Party") is responsible for assessing its compliance with the applicable servicing criteria set forth in
Item 1122(d) of Regulation AB (17 C.F.R, 229.1122(d)) as indicated on Exhibit
A annexed hereto entitled "1122 Servcing Criteria to be Addressed in
Assessment of Compliance" (the "Servicing Criteria"),

The Asserting Party has assessed the effectiveness of its compliance with the applicable Servicing Criteria as of December 31, 2006 and for the period of
January 1, 2006 through December 31, 2006 (the "Reporting Period"). In making this assessment, the Asserting Party used the criteria set forth by the
Securities and Exchange Commission in paragraph (d) of Item 1122 of
Regulation AB.

Based on such assessment, the Asserting Party believes that, for the Reporting
Period, it has complied in all material respects with the servicing criteria set forth in Item 1122(d) of Regulation AB of the Securities and Exchange Commission
for in the servicing activities it performs in the asset-backed securities transactions on Exhibit B.  For servicing criteria 1122(d)(3)(i)(A) and (B), this assertion covers only the information on the report to investors that is required by the respective transaction agreements.

Ernst and Young, an independent registered public accounting firm, has issued an attestation report with respect to management's assessment of compliance with the Servicing Criteria as of December 31, 2006 and for the Reporting Period.
The asset-backed securities transactions to which this assertion and the attestation report relate are listed on Exhibit B.

LaSalle Bank National Association

By: /s/ Barbara L. Marik
     -------------------

Name:   Barbara L. Marik
Title:  First Vice President
Date:   February 28, 2007

                                    Exhibit A

                              1122 Servicing Criteria
                  to be addressed in an Assessment of compliance

--------------------------------------------------------------------------------------------------------------------------------
  Reg AB                                                                         Obligations of
  Reference                           Servicing Criteria                           LaSalle Bank
                                                                               National Association
--------------------------------------------------------------------------------------------------------------------------------
                               General Servicing Considerations
--------------------------------------------------------------------------------------------------------------------------------
                  Policies and procedures are instituted to monitor any                X
1122(d)(1)(i)     performance or other triggers and events of default in
                  accordance with the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  If any material servicing activities are outsourced to
1122(d)(1)(ii)    third parties, policies and procedures are instituted
                  to monitor the third party's performance and                         X
                  compliance with such servicing activities.
--------------------------------------------------------------------------------------------------------------------------------
                  Any requirements in the transaction agreements to
1122(d)(1)(iii)   maintain a back-up servicer for the pool assets are
                  maintained.
--------------------------------------------------------------------------------------------------------------------------------
                  A fidelity bond and errors and omissions policy is
1122(d)(1)(iv)    in effect on the party participating in the servicing                X
                  function throughout the reporting period in the amount
                  of coverage required by and otherwise in accordance
                  with the terms of the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                       Cash Collection and Administration
--------------------------------------------------------------------------------------------------------------------------------
                  Payments on pool assets are deposited into the                       X
                  appropriate custodial bank accounts and related bank
                  clearing accounts no more than two business days of
                  receipt, or such other number of days specified in the
1122(d)(2)(i)     transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Disbursements made via wire transfer on behalf of an obligor         X
1122(d)(2)(ii)    or to an investor are made only by authorized personnel.
--------------------------------------------------------------------------------------------------------------------------------
                  Advances of funds or guarantees regarding collections, cash          X
                  flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as
1122(d)(2)(iii)   specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  The related accounts for the transaction, such as cash               X
                  reserve accounts or accounts established as a form of
                  overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the
1122(d)(2)(iv)    transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Each custodial account is maintained at a federally insured          X
                  depository institution as set forth in the transaction
                  agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets
1122(d)(2)(v)     the requirements of Rule 13k-1(b)(1) of this chapter.
--------------------------------------------------------------------------------------------------------------------------------
                  Unissued checks are safeguarded so as to prevent unauthorized        X
1122(d)(2)(vi)    access.
--------------------------------------------------------------------------------------------------------------------------------
                  Reconciliations are prepared on a monthly basis for all              X
                  asset-backed securities related bank accounts, including
                  custodial accounts and related bank clearing accounts. These reconciliations (A) Are mathematically accurate; (B) Are
                  prepared within 30 calendar days after the bank statement
                  cutoff date, or such other number of days specified in the transaction agreements; (C) Are reviewed and approved by
                  someone other than the person who prepared the reconciliation;
                  and (D) contain explanations for reconciling items. These
                  reconciling items are resolved within 90 calendar days of
1122(d)(2)(vii)   their original identification, or such other number of days specified in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                       Investor Remittances and Reporting
---------------------------------------------------------------------------------------------------------------------------------
                  Reports to investors, including those to be filed with the            X
                  Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically,
1122(d)(3)(i)     such reports (A) are prepared in accordance with timeframes and

---------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                  other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of pool assets serviced by the
                  Servicer.
---------------------------------------------------------------------------------------------------------------------------------
                  Amounts due to investors are allocated and remitted in                X
                  accordance with timeframes, distribution priority and other terms
1122(d)(3)(ii)    set forth in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Disbursements made to an investor are posted within two               X
                  business days to the Servicer's investor records, or such
1122(d)(3)(iii)   other number of days specified in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Amounts remitted to investors per the investor reports                X
                  agree with cancelled checks, or other form of payment, or
1122(d)(3)(iv)    custodial bank statements.
---------------------------------------------------------------------------------------------------------------------------------
                            Pool Asset Administration
---------------------------------------------------------------------------------------------------------------------------------
                  Collateral or security on pool assets is maintained as                X
                  required by the transaction agreements or related pool
1122(d)(4)(i)     asset documents.
---------------------------------------------------------------------------------------------------------------------------------
                  Pool assets and related documents are safeguarded as                  X
1122(d)(4)(ii)    required by the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Any additions, removals or substitutions to the asset pool            X
                  are made, reviewed and approved in accordance with any
1122(d)(4)(iii)   conditions or requirements in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Payments on pool assets, including any payoffs, made in
                  accordance with the related pool asset documents are posted to the applicable servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in
1122(d)(4)(iv)    accordance with the related pool asset documents.
---------------------------------------------------------------------------------------------------------------------------------
                  The Servicer's records regarding the pool assets agree
                  with the Servicer's records with respect to an obligor's
1122(d)(4)(v)     unpaid principal balance.
---------------------------------------------------------------------------------------------------------------------------------
                  Changes with respect to the terms or status of an obligor's pool asset (e.g., loan modifications or re-agings) are
                  made, reviewed and approved by authorized personnel in
                  accordance with the transaction agreements and related pool
1122(d)(4)(vi)    asset documents.
---------------------------------------------------------------------------------------------------------------------------------
                  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other
1122(d)(4)(vii)   requirements established by the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with
                  the transaction agreements. Such records arc maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for
                  example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness
1122(d)(4)(viii)  or unemployment).
--------------------------------------------------------------------------------------------------------------------------------
                  Adjustments to interest rates or rates of return for pool
                  assets with variable rates are computed based on the related
1122(d)(4)(ix)    pool asset documents.
--------------------------------------------------------------------------------------------------------------------------------
                  Regarding any funds held in trust for an obligor (such as
                  escrow accounts): (A) such funds are analyzed, in accordance with the obligor's pool asset documents, on at least an
                  annual basis, or such other period specified in the
                  transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned
1122(d)(4)(x)     to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days
                  specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Payments made on behalf of an obligor (such as tax or
                  insurance payments) are made on or before the related
                  penalty or expiration dates, as indicated on the
                  appropriate bills or notices for such payments, provided
                  that such support has been received by the servicer at
1122(d)(4)(xi)    least 30 calendar days prior to these dates, or such other
--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
                  number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Any late payment penalties in connection with any payment
                  to be made on behalf of an obligor are paid from the
                  Servicer's funds and not charged to the obligor, unless the
1122(d)(4)(xii)   late payment was due to the obligor's error or omission.
--------------------------------------------------------------------------------------------------------------------------------
                  Disbursements made on behalf of an obligor are posted
                  within two business days to the obligor's records maintained by the servicer, or such other number of days specified in
1122(d)(4)(xiii)  the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Delinquencies, charge-offs and uncollectible accounts are
                  recognized and recorded in accordance with the transaction
1122(d)(4)(xiv)   agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Any external enhancement or other support, identified in Item         X
                  1114(a)(1) through (3) or Item 1115 of Regulation AB, is
1122(d)(4)(xv)    maintained as set forth in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------

                                    EXHIBIT B
                                2006 Transactions

-------------------------------------------------------------------------------------------------------
            Non-Specific Transactions                        Nominal Trustee Transactions
-------------------------------------------------------------------------------------------------------
               ACE Series 2006-GP1                          Bear Stearns Series 2006-PWR11
-------------------------------------------------------------------------------------------------------
     Banc of America Comm. Mtge Series 2006-2               Bear Stearns Series 2006-PWR12
-------------------------------------------------------------------------------------------------------
     Banc of America Comm. Mtge Series 2006-5               Bear Stearns Series 2006-PWR13
-------------------------------------------------------------------------------------------------------
           Bear Stearns Series 2006-AQ1                     Bear Stearns Series 2006-PWR14
-------------------------------------------------------------------------------------------------------
           Bear Stearns Series 2006-EC1                     Bear Stearns Series 2006-TOP22
-------------------------------------------------------------------------------------------------------
           Bear Stearns Series 2006-EC2                     Bear Stearns Series 2006-TOP24
-------------------------------------------------------------------------------------------------------
           Bear Stearns Series 2006-HE1                     GSAA Home Equity Trust 2006-14
-------------------------------------------------------------------------------------------------------
           Bear Stearns Series 2006-HE2                          GSAMP Series 2006-HE3
-------------------------------------------------------------------------------------------------------
           Bear Stearns Series 2006-HE3                          GSAMP Series 2006-HE4
-------------------------------------------------------------------------------------------------------
           Bear Stearns Series 2006-HE4                          GSAMP Series 2006-HE5
-------------------------------------------------------------------------------------------------------
           Bear Stearns Series 2006-HE5                          GSAMP Series 2006-HE6
-------------------------------------------------------------------------------------------------------
           Bear Stearns Series 2006-HE6                          GSAMP Series 2006-HE7
-------------------------------------------------------------------------------------------------------
           Bear Stearns Series 2006-HE7                          GSAMP Series 2006-HE8
-------------------------------------------------------------------------------------------------------
           Bear Stearns Series 2006-HE8                       JP Morgan Series 2006-LDP9
-------------------------------------------------------------------------------------------------------
           Bear Stearns Series 2006-HE9                    Morgan Stanley Series 2006-TOP21
-------------------------------------------------------------------------------------------------------
          Bear Stearns Series 2006-HE10                    Morgan Stanley Series 2006-TOP23
-------------------------------------------------------------------------------------------------------
           Bear Stearns Series 2006-PC1                Morgan Stanley Capital I Series 2006-HQ10
-------------------------------------------------------------------------------------------------------
          Bear Stearns ABS Series 2006-1                 Morgan Stanley Mtg Loan Trust Series
                                                                      2006-16ARX
-------------------------------------------------------------------------------------------------------
  Bear Stearns Mortgage Funding Series 2006-SL1      Morgan Stanley Mtg Loan Trust Series 2006-1AR
-------------------------------------------------------------------------------------------------------
  Bear Stearns Mortgage Funding Series 2006-SL2      Morgan Stanley Mtg Loan Trust Series 2006-3AR
-------------------------------------------------------------------------------------------------------
  Bear Stearns Mortgage Funding Series 2006-SL3      Morgan Stanley Mtg Loan Trust Series 2006-5AR
-------------------------------------------------------------------------------------------------------
  Bear Stearns Mortgage Funding Series 2006-SL4      Morgan Stanley Mtg Loan Trust Series 2006-6AR
-------------------------------------------------------------------------------------------------------
  Bear Stearns Mortgage Funding Series 2006-SL5      Morgan Stanley Mtg Loan Trust Series 2006-8AR
-------------------------------------------------------------------------------------------------------
  Bear Stearns Mortgage Funding Series 2006-SL6      Morgan Stanley Mtg Loan Trust Series 2006-9AR
-------------------------------------------------------------------------------------------------------
              C-BASS Series 2006-CB7                  Morgan Stanley Mtg Loan Trust Series 2006-2
-------------------------------------------------------------------------------------------------------
              C-BASS Series 2006-CB9                  Morgan Stanley Mtg Loan Trust Series 2006-7
-------------------------------------------------------------------------------------------------------
Citigroup Commercial Mortgage Trust Series 2006-C4   Morgan Stanley Mtg Loan Trust Series 2006-11
-------------------------------------------------------------------------------------------------------
Citigroup Commercial Mortgage Trust Series 2006-C5  Morgan Stanley Mtg Loan Trust Series 2006-12XS
-------------------------------------------------------------------------------------------------------
     CD Commercial Mtg. Trust Series 2006-C3        Morgan Stanley Mtg Loan Trust Series 2006-13XS
-------------------------------------------------------------------------------------------------------
               COMM Series 2006-C8                  Morgan Stanley Mtg Loan Trust Series 2006-15XS
-------------------------------------------------------------------------------------------------------
    CSFB Commercial Mtg. Trust Series 2006-C4       Morgan Stanley Mtg Loan Trust Series 2006-17XS
-------------------------------------------------------------------------------------------------------
       First Franklin MLT Series 2006-FF18               Thornburg Mtg Securities Trust Series
                                                                        2006-1
-------------------------------------------------------------------------------------------------------
        Greenwich Capital Series 2006-GG7            Thornburg Mtg Securities Trust Series 2006-2
-------------------------------------------------------------------------------------------------------
    GE Capital Comm Mtg. Corp. Series 2006-C1        Thornburg Mtg Securities Trust Series 2006-3
-------------------------------------------------------------------------------------------------------
           JP Morgan Series 2006-CIBC14              Thornburg Mtg Securities Trust Series 2006-4
-------------------------------------------------------------------------------------------------------
           JP Morgan Series 2006-CIBC15              Thornburg Mtg Securities Trust Series 2006-5
-------------------------------------------------------------------------------------------------------
           JP Morgan Series 2006-CIBC17              Thornburg Mtg Securities Trust Series 2006-6
-------------------------------------------------------------------------------------------------------
            JP Morgan Series 2006-LDP7                        ZUNI Trust Series 2006-OA1
-------------------------------------------------------------------------------------------------------
            JP Morgan Series 2006-LDP8
-------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------
         Custodian Only Transactions             Paying Agent Only Transactions
-----------------------------------------------------------------------------------
          Basic Asset Backed 2006-1            Washington Mutual Series 2006-AR2
-----------------------------------------------------------------------------------
       Credit Suisse AB Series 2006-1          Washington Mutual Series 2006-AR6
-----------------------------------------------------------------------------------
       Credit Suisse AB Series 2006-2          Washington Mutual Series 2006-AR7
-----------------------------------------------------------------------------------
       Credit Suisse AB Series 2006-3          Washington Mutual Series 2006-AR8
-----------------------------------------------------------------------------------
       Credit Suisse AB Series 2006-4          Washington Mutual Series 2006-AR9
-----------------------------------------------------------------------------------
      Credit Suisse ARMT Series 2006-1         Washington Mutual Series 2006-AR10
-----------------------------------------------------------------------------------
      Credit Suisse ARMT Series 2006-2         Washington Mutual Series 2006-AR11
-----------------------------------------------------------------------------------
      Credit Suisse ARMT Series 2006-3         Washington Mutual Series 2006-AR12
-----------------------------------------------------------------------------------
      Credit Suisse HEMT Series 2006-1         Washington Mutual Series 2006-AR13
-----------------------------------------------------------------------------------
      Credit Suisse HEMT Series 2006-2         Washington Mutual Series 2006-AR14
-----------------------------------------------------------------------------------
      Credit Suisse HEMT Series 2006-3         Washington Mutual Series 2006-AR15
-----------------------------------------------------------------------------------
      Credit Suisse HEMT Series 2006-4         Washington Mutual Series 2006-AR16
-----------------------------------------------------------------------------------
      Credit Suisse HEMT Series 2006-5         Washington Mutual Series 2006-AR17
-----------------------------------------------------------------------------------
      Credit Suisse HEMT Series 2006-6         Washington Mutual Series 2006-AR18
-----------------------------------------------------------------------------------
         Credit Suisse Series 2006-1           Washington Mutual Series 2006-AR19
-----------------------------------------------------------------------------------
         Credit Suisse Series 2006-2           Washington Mutual Series 2006-HE1
-----------------------------------------------------------------------------------
         Credit Suisse Series 2006-3           Washington Mutual Series 2006-HE2
-----------------------------------------------------------------------------------
         Credit Suisse Series 2006-4           Washington Mutual Series 2006-HE3

-----------------------------------------------------------------------------------
         Credit Suisse Series 2006-5           Washington Mutual Series 2006-HE4
-----------------------------------------------------------------------------------
         Credit Suisse Series 2006-6           Washington Mutual Series 2006-HE5
-----------------------------------------------------------------------------------
         Credit Suisse Series 2006-7            Washington Mutual WMALT 2006-AR1
-----------------------------------------------------------------------------------
         Credit Suisse Series 2006-8            Washington Mutual WMALT 2006-AR2
-----------------------------------------------------------------------------------
         Credit Suisse Series 2006-9            Washington Mutual WMALT 2006-AR3
-----------------------------------------------------------------------------------
      Credit Suisse HEAT Series 2006-1          Washington Mutual WMALT 2006-AR4
-----------------------------------------------------------------------------------
      Credit Suisse HEAT Series 2006-3          Washington Mutual WMALT 2006-AR5
-----------------------------------------------------------------------------------
      Credit Suisse HEAT Series 2006-4          Washington Mutual WMALT 2006-AR6
-----------------------------------------------------------------------------------
      Credit Suisse HEAT Series 2006-5          Washington Mutual WMALT 2006-AR7
-----------------------------------------------------------------------------------
      Credit Suisse HEAT Series 2006-6          Washington Mutual WMALT 2006-AR8
-----------------------------------------------------------------------------------
      Credit Suisse HEAT Series 2006-7          Washington Mutual WMALT 2006-AR9
-----------------------------------------------------------------------------------
      Credit Suisse HEAT Series 2006-8         Washington Mutual WMALT 2006-AR10
-----------------------------------------------------------------------------------
     Lehman Mortgage Trust Series 2006-1         Washington Mutual WMALT 2006-1
-----------------------------------------------------------------------------------
     Lehman Mortgage Trust Series 2006-4         Washington Mutual WMALT 2006-2

-----------------------------------------------------------------------------------
     Lehman Mortgage Trust Series 2006-5         Washington Mutual WMALT 2006-3
-----------------------------------------------------------------------------------
     Lehman Mortgage Trust Series 2006-6         Washington Mutual WMALT 2006-4
-----------------------------------------------------------------------------------
     Lehman Mortgage Trust Series 2006-7         Washington Mutual WMALT 2006-5
-----------------------------------------------------------------------------------
     Lehman Mortgage Trust Series 2006-8         Washington Mutual WMALT 2006-6
-----------------------------------------------------------------------------------
     Lehman Mortgage Trust Series 2006-9         Washington Mutual WMALT 2006-7
-----------------------------------------------------------------------------------
        Lehman XS Trust Series 2006-1            Washington Mutual WMALT 2006-8
-----------------------------------------------------------------------------------
        Lehman XS Trust Series 2006-3            Washington Mutual WMALT 2006-9
-----------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
            Non-Specific Transactions                        Nominal Trustee Transactions
------------------------------------------------------------------------------------------------
          Lehman XS Trust Series 2006-8
------------------------------------------------------------------------------------------------
          Lehman XS Trust Series 2006-11
------------------------------------------------------------------------------------------------
          Lehman XS Trust Series 2006-15
------------------------------------------------------------------------------------------------
          Lehman XS Trust Series 2006-19
------------------------------------------------------------------------------------------------
          Lehman XS Trust Series 2006-20
------------------------------------------------------------------------------------------------
       Lehman Mortgage Trust Series 2006-2
------------------------------------------------------------------------------------------------
     LB-UBS Comm. Mtge. Trust Series 2006-C1
------------------------------------------------------------------------------------------------
     LB-UBS Comm. Mtge. Trust Series 2006-C3
------------------------------------------------------------------------------------------------
     LB-UBS Comm. Mtge. Trust Series 2006-C4
------------------------------------------------------------------------------------------------
     LB-UBS Comm. Mtge. Trust Series 2006-C6
------------------------------------------------------------------------------------------------
     LB-UBS Comm. Mtge. Trust Series 2006-C7
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-MLN1
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-OPT1
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-WMC2
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-FF1
------------------------------------------------------------------------------------------------
     Merrill Lynch Countrywide Series 2006-1
------------------------------------------------------------------------------------------------
     Merrill Lynch Countrywide Series 2006-2
------------------------------------------------------------------------------------------------
     Merrill Lynch Countrywide Series 2006-3
------------------------------------------------------------------------------------------------
     Merrill Lynch Countrywide Series 2006-4
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-AHL1
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-AR1
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-FM1
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-HE2
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-HE3
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-HE4
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-HE5
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-HE6
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-RM1
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-RM2
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-RM3
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-RM4
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-RM5
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-SD1
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-SL1
------------------------------------------------------------------------------------------------
          Merrill Lynch Series 2006-SL2
------------------------------------------------------------------------------------------------
           Merrill Lynch Series 2006-C1
------------------------------------------------------------------------------------------------
           Merrill Lynch Series 2006-C2
------------------------------------------------------------------------------------------------
     Morgan Stanley Capital I Series 2006-HQ8
------------------------------------------------------------------------------------------------
     Morgan Stanley Capital I Series 2006-HQ9
------------------------------------------------------------------------------------------------
    Morgan Stanley Capital I Series 2006-IQ11
------------------------------------------------------------------------------------------------
    Morgan Stanley Capital I Series 2006-IQ12
------------------------------------------------------------------------------------------------
  Morgan Stanley Mtg Loan Trust Series 2006-4SL
------------------------------------------------------------------------------------------------
  Morgan Stanley Mtg Loan Trust Series 2006-10SL
------------------------------------------------------------------------------------------------
  Morgan Stanley Mtg Loan Trust Series 2006-14SL

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     OWNIT Mortgage Loan Trust Series 2006-3
------------------------------------------------------------------------------------------------
     OWNIT Mortgage Loan Trust Series 2006-4
------------------------------------------------------------------------------------------------
     OWNIT Mortgage Loan Trust Series 2006-5
------------------------------------------------------------------------------------------------
     OWNIT Mortgage Loan Trust Series 2006-6
------------------------------------------------------------------------------------------------

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                Custodian Only Transactions             Paying Agent Only Transactions
------------------------------------------------------------------------------------------
               Lehman XS Trust Series 2006-5
------------------------------------------------------------------------------------------
               Lehman XS Trust Series 2006-7
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               Lehman XS Trust Series 2006-9
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              Lehman XS Trust Series 2006-10N
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              Lehman XS Trust Series 2006-12
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              Lehman XS Trust Series 2006-13
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              Lehman XS Trust Series 2006-17
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              Morgan Stanley Series 2006-HE1
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              Morgan Stanley Series 2006-HE2
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              Morgan Stanley Series 2006-HE3
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              Morgan Stanley Series 2006-HE4
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              Morgan Stanley Series 2006-HE5
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              Morgan Stanley Series 2006-HE6
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              Morgan Stanley Series 2006-HE7
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              Morgan Stanley Series 2006-HE8
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             Morgan Stanley HEL Series 2006-1
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                     NYMC Series 2006
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                        SAIL 2006-1
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                        SAIL 2006-2
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                        SAIL 2006-3
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                        SAIL 2006-4
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                        SARM 2006-1
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                        SARM 2006-2
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                        SARM 2006-3
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                        SARM 2006-4
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                        SARM 2006-5
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                        SARM 2006-6
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                        SARM 2006-7
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                        SARM 2006-8
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                        SARM 2006-9
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                       SARM 2006-10
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                       SARM 2006-11
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                       SARM 2006-12
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                      SASCO 2006-BC1
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                      SASCO 2006-BC2
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                      SASCO 2006-BC3
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                      SASCO 2006-BC4
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                      SASCO 2006-BC5
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                      SASCO 2006-BC6
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                       SASCO 2006-S1
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                       SASCO 2006-S2
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                       SASCO 2006-S3
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                       SASCO 2006-S4
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           Sequoia Alternative Loan Trust Series
                          2006-1
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            Non-Specific Transactions                        Nominal Trustee Transactions
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     OWNIT Mortgage Loan Trust Series 2006-7
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            SACO I Trust Series 2006-1
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            SACO I Trust Series 2006-2
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            SACO I Trust Series 2006-3
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            SACO I Trust Series 2006-4
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            SACO I Trust Series 2006-5
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            SACO I Trust Series 2006-6
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            SACO I Trust Series 2006-7
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            SACO I Trust Series 2006-8
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            SACO I Trust Series 2006-9
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           SACO I Trust Series 2006-10
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           SACO I Trust Series 2006-12
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              SATURNS Series 2006-1
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              SATURNS Series 2006-2
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               TILES Series 2006-1
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        Wachovia Bank CMT Series 2006-C24
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            Custodian Only Transactions             Paying Agent Only Transactions
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                             Management s Association

Report on Compliance with Applicable Servicing Criteria Pursuant to Item 1122 of Regulation AB under the Securities Exchange Act of 1934

U.S. Bank National Association ("U.S. Bank") as a party participating in the servicing function for the following transactions:

           U.S. Bank corporate Trust Asset Backed Securities Platforms hereby provides the following report on its assessment of compliance with the servicing criteria set forth in Item. 1122 of Regulation AB applicable to it and as described on Exhibit A hereto:

       1  U.S Bank is responsible for assessing it, compliance with the servicing criteria applicable to it as noted on the accompanying
          Exhibit A;

       2  U S Bank used the criteria set forth in paragraph (d) f Item 1122 of Regulation AB to assess its compliance with the applicable servicing criteria:

       3  U S Bank's assessment of its compliance with the applicable servicing criteria is as of and the period beginning on January 1st,
          2006 and ending December 31, 2006, the end of the fiscal yew covered by the Form 10-K report. U.S Bank's participation in the servicing function complied in all material respects with the applicable servicing criteria

       4  Ernst & Young, a registered public accounting firm, has issued an attestation report on U S Bank's assessment of compliance with the applicable servicing criteria as of and for the period beginning on
          January 1, 2006 and ending December 31, 2006, the end of the fiscal year covered by, the Form 10-K report

                                         U.S. BANK NATIONAL ASSOCIATION

                                          /s/ Bryan R. Calder
                                          ------------------------
                                          Name: Bryan R. Calder
                                          Title: Executive Vice President

Date: February 26, 2007

1 The U.S. Bank Corporate Trust ABS Platform (the "Platform") consists of the activities involved in the performance of servicing functions for (i) publicly issued asset-backed and mortgage-backed transactions the securities of which were offered on or after January 1. 2006 and (ii) certain assets-backed transactions offered prior to January 1 2006 for which the Issuer has voluntarily elected to make Regulation AB compliant filings under the
Securities Exchange Act of 1934, as amended. The Platform does not include transactions comprised of the repackaging of corporate debt and/or other agency securities.

                          EXHIBIT A to Management's Assertion

Reg AB           Servicing Criteria
Reference

General Servicing Considerations
1122(d)(1)(i)    Policies and procedures are instituted to monitor any performance or other triggers and        Not Applicable
                 events of default in accordance with the transaction agreements

1122(d)(1)(ii)   If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party's performance and compliance with such servicing activities

1122(d)(1)(iii)  Any requirements in the transaction agreement to maintain to back-up servicer for the          Not Applicable
                 Pool Assets are maintained

1122(d)(1)(iv)   A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements

Cash Collection and Administration
                                                                                                                Not Applicable
1122(d)(2)(i)    Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days follow my receipt or such other number of days specified in the transaction agreements
                                                                                                                Not Applicable
1122(d)(2)(ii)   Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel

1122(d)(2)(iii)  Advances of funds or guarantees regarding collections, cash flows or distributions, and        Not Applicable
                 any interest or other fees charged for such advances are made reviewed and approved as specified in the transaction agreements
                                                                                                                Not Applicable
1122(d)(2)(iv)   The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e g . with respect to commingling of cash) as set forth in the transaction agreements

1122(d)(2)(v)    Each custodial account is maintained at a federally insured depository institution as set      Not Applicable
                 forth in the transaction agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-I(b)(1) of the Securities
                 Exchange Act.
                                                                                                                Not Applicable
1122(d)(2)(vi)   Unissued checks are safeguarded so as to present unauthorized access

1122(d)(2)(vii)  Reconciliations are prepared on a monthly basis for all asset-backed securities related        Not Applicable
                 bank accounts including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of davs specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanation for reconciling items.
                 These reconciling items are resolved within 90 calendar days of their original identification or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting

1122(d)(3)(i)    Reports to investors, including those to be filed with the Commission are maintained           Not Applicable
                 in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations;
                 and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer

Corporate Trust ABS Platform(C)                       1

1122(d)(3)(ii)   Amounts due to investors are allocated and remitted in accordance with timeframes,             Not Applicable
                 distribution priority and other terms set forth in the transaction agreements
                                                                                                                Not Applicable
1122(d)(3)(iii)  Disbursements made to an investor are posted within two business days to the
                 Servicer's investor records or such other number of days specified in the transaction agreements
                                                                                                                Not Applicable
1122(d)(3)(iv)   Amounts remitted to investors per the investor reports agree with cancelled checks or other form of payment or custodial bank statements

Pool Asset Administration

1122(d)(4)(i)    Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents

1122(d)(4)(ii)   Pool assets and related documents are safeguarded as required by the transaction agreements

1122(d)(4)(iii)  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements

1122(d)(4)(iv)   Payments on pool assets including any payoffs made in accordance with the related              Not Applicable
                 pool asset documents are posted to the Servicer's obligor records maintained no more than two business days after receipt or such other number of days specified in the transaction agreements and allocated to principal, interest or other items(e.g. escrow)
                 in accordance with the related pool asset documents

1122(d)(4)(v)    The Servicer's records regarding the pool assets agree with the Servicer's records with        Not Applicable
                 respect to an obligor's unpaid principal balance.

1122(d)(4)(vi)   Changes with respect to the terms or status of an obligor's pool assets(e.g. loan              Not Applicable
                 modifications or re-agings) are made, reviewed and approved by authorised personnel in accordance with the transaction agreements and related pool asset documents

1122(d)(4)(vii)  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds          Not Applicable
                 in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements

1122(d)(4)(viii) Records documenting collection efforts are maintained during the period a pool asset           Not Applicable
                 is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment)

1122(d)(4)(ix)   Adjustments to interest rates or rates of return for pool assets with variable rates are       Not Applicable
                 computed based on the related mortgage loan documents
                                                                                                                Not Applicable
1122(d)(4)(x)    Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor's pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B)
                 interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.

Corporate Trust ABS Platform(C)                       2

1122(d)(4)(xi)   Payments made on behalf of an obligor (such as tax or insurance payments) are made              Not Applicable
                 on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements

1122(d)(4)(xii)  Any late payment penalties in connection with any payment to be made on behalf of               Not Applicable
                 an obligor are paid from the Servicer's funds and not charged to the obligor, unless the late payment was due to the obligor's error or omission

1122(d)(4)(xiii) Disbursements made on behalf of an obligor are posted within two business days to               Not Applicable
                 the obligor's records maintained by the servicer, or such other number of days specified in the transaction agreements

1122(d)(4)(xiv)  Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in            Not Applicable
                 accordance with the transaction agreements.

1122(d)(4)(xv)   Any external enhancement or other support, identified in Item 1114(a)(1) through (3)            Not Applicable
                 or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

Corporate Trust ABS Platform(C)                       3

Wells
Fargo

                                                   Wells Fargo Bank, N.A.
                                                   Document Custody
                                                   1015 10th Avenue SE
                                                   Minneapolis, MN 55414

                                                   Appendix I

           ASSESSMENT OF COMPLIANCE WITH APPLICABLE SERVICING CRITERIA

Corporate Trust Services division of Wells Fargo Bank, National Association
(the "Company") is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the
Securities and Exchange Commission. The Company has determined that the servicing criteria are applicable in regard to the servicing platform for the period as follows:

Platform: Publicly-issued (i.e., transaction-level reporting required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities and commercial mortgage-backed securities issued on or after
January 1, 2006, for which the Company provides document custody services, excluding any publicly issued transactions issued by any government sponsored entity (the "Platform").

Applicable Servicing Criteria: The servicing criteria set forth in Item
1122(d)(4)(i) and 1122(d)(4)(ii), in regard to the activities performed by the Company with respect to the Platform (the "Applicable Servicing
Criteria"). The Company has determined that all other servicing criteria set forth in Item 1122(d) are not applicable to the Platform.

Period: Twelve months ended December 31, 2006 (the "Period").

With respect to the Platform, the Company provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

1. The Company is responsible for assessing the Company's compliance with the
Applicable Servicing Criteria as of and for the Period.

2. The Company has assessed compliance with the Applicable Servicing Criteria.
In performing this assessment, the Company used the criteria set forth by the
Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation
AB.

3. Based on such assessment, as of and for the Period, the Company has complied, in all material respects with the Applicable Servicing Criteria.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to the Company's assessment of compliance as of and for the Period.

                                WELLS FARGO BANK, NATIONAL ASSOCIATION
                                By: /s/ Shari L. Gillund
                                -------------------------------------
                                Shari L. Gillund

                                Its: Senior Vice President

                                Dated: March 1, 2007

Wells   Home                                        Wells Fargo Home Mortgage
Fargo   Mortgage                                    One Home Campus
                                                    Des Moines, IA S0328-0001

                                                    YourWellsFargoMortgage.com

                         Wells Fargo Bank, N.A.

             2006 Certification Regarding Compliance with Applicable
                               Servicing Criteria

1.      Wells Fargo Bank, N.A. (the "Servicer") is responsible for assessing its compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB as set forth in Exhibit A hereto in connection with the primary servicing of residential mortgage loans by its Wells Fargo Home Mortgage division, other than the servicing of such loans for Freddie Mac, Fannie Mae, Ginnie Mae, state and local government bond programs, or a Federal Home Loan Bank
        (the servicing "Platform");

2.      The Servicer has engaged certain vendors (the "Vendors") to perform specific, limited or scripted activities as of and for the year ended
        December 31, 2006, and the Servicer has elected to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors as set forth in Exhibit
        A hereto, with the exception of those Vendors that have provided their own report on assessment of compliance with servicing criteria, which reports are attached hereto as Exhibit D;

3.      Except as set forth in paragraph 4 below, the Servicer used the
        Criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

4.      The criteria identified as Inapplicable Servicing Criteria on Exhibit
        A hereto are inapplicable to the Servicer based on the activities it performs with respect to its Platform;

5.      The Servicer has complied, in all material respects, with the applicable servicing criteria as of and for the year ended December
        31, 2006, except as described on Exhibit B hereto;

6.      The Servicer has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of and for the year ended December 31, 2006;

7.      The Servicer has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria for the year ended December 31,
        2006; and

8.      KPMG LLP, a registered public accounting firm, has issued an attestation report on the Servicer's assessment of compliance with the applicable servicing criteria as of and for the year ended December
        31, 2006, which attestation report is included on Exhibit C attached hereto.

March 1, 2007
                                     WELLS FARGO BANK, N.A.

                                     By: /s/ Mary C. Coffin
                                     --------------------------------
                                     Mary C. Coffin
                                     Executive Vice President

                                     Wells Fargo Home Mortgage
                                     is a division of Wells Fargo Bank, N.A.

                                    EXHIBIT A
                                       to
                            Wells Fargo Bank, N.A.'s
   2006 Certification Regarding Compliance With Applicable Servicing Criteria

--------------------------------------------------------------------------------------------------------------------------------
                               Servicing Criteria                                   Applicable Servicing          Inapplicable
                                                                                          Criteria                  Servicing
                                                                                                                     Criteria
--------------------------------------------------------------------------------------------------------------------------------
  Reference                                  Criteria                               Performed      Performed
                                                                                       by             by
                                                                                    Servicer       Vendor(s)
--------------------------------------------------------------------------------------------------------------------------------
                               General Servicing Considerations
--------------------------------------------------------------------------------------------------------------------------------
                  Policies and procedures are instituted to monitor any                 X
                  performance or other triggers and events of default in
1122(d)(1)(i)     accordance with the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  If any material servicing activities are outsourced to                X
                  third parties, policies and procedures are instituted to
                  monitor the third party's performance and compliance with
1122(d)(1)(ii)    such servicing activities.
--------------------------------------------------------------------------------------------------------------------------------
                  Any requirements in the transaction agreements to maintain a                                           X
1122(d)(1)(iii)   back-up servicer for the mortgage loans are maintained,
--------------------------------------------------------------------------------------------------------------------------------
                  A fidelity bond and errors and omissions policy is in effect          X
                  on the party participating in the servicing function
                  throughout the reporting period in the amount of coverage
                  required by and otherwise in accordance with the terms of the
1122(d)(1)(iv)    transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                       Cash Collection and Administration
--------------------------------------------------------------------------------------------------------------------------------
                  Payments on mortgage loans are deposited into the                     X(1)         X(2)
                  appropriate custodial bank accounts and related bank
                  clearing accounts no more than two business days following receipt, or such other number of days specified in the
1122(d)(2)(i)     transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Disbursements made via wire transfer on behalf of an obligor          X
1122(d)(2)(ii)    or to an investor are made only by authorized personnel.
--------------------------------------------------------------------------------------------------------------------------------
                  Advances of funds or guarantees regarding collections, cash           X
                  flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as
1122(d)(2)(iii)   specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  The related accounts for the transaction, such as cash                X
                  reserve accounts or accounts established as a form of
                  overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the
1122(d)(2)(iv)    transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Each custodial account is maintained at a federally insured           X
                  depository institution as set forth in the transaction
                  agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-l(b)(l) of the Securities
1122(d)(2)(v)     Exchange Act.
--------------------------------------------------------------------------------------------------------------------------------
                  Unissued checks are safeguarded so as to prevent unauthorized         X(3)         X(4)
1122(d)(2)(vi)    access.
--------------------------------------------------------------------------------------------------------------------------------
(1)   A portion of this servicing criteria is performed by a vendor, as set forth in footnote 2 below.

(2)   A lockbox vendor receives payments, creates transaction files, deposits checks, reconciles files to deposits and transmits the transaction files to Wells Fargo. See Exhibit D.

(3)   A portion of this servicing criteria is performed by vendors, as set forth in footnote 4 below.

(4)   Insurance vendors prepare and safeguard checks on behalf of Wells Fargo.
      As to one such vendor, see Exhibit D.

--------------------------------------------------------------------------------------------------------------------------------
                               Servicing Criteria                                   Applicable Servicing          Inapplicable
                                                                                          Criteria                 Servicing
                                                                                                                    Criteria
--------------------------------------------------------------------------------------------------------------------------------
  Reference                                  Criteria                               Performed      Performed
                                                                                       by             by
                                                                                    Servicer       Vendor(s)
--------------------------------------------------------------------------------------------------------------------------------
                  Reconciliations are prepared on a monthly basis for all               X
                  asset-backed securities related bank accounts, including
                  custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transactidn
                  agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain
                  explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original
                  identification, or such other number of days specified in
1122(d)(2)(vii)   the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                       Investor Remittances and Reporting
---------------------------------------------------------------------------------------------------------------------------------
                  Reports to investors, including those to be filed with the            X
                  Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the
1122(d)(3)(i)     Servicer.
---------------------------------------------------------------------------------------------------------------------------------
                  Amounts due to investors are allocated and remitted in                X
                  accordance with timeframes, distribution priority and other terms
1122(d)(3)(ii)    set forth in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Disbursements made to an investor are posted within two               X
                  business days to the Servicer's investor records, or such
1122(d)(3)(iii)   other number of days specified in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Amounts remitted to investors per the investor reports                X
                  agree with cancelled checks, or other form of payment, or
1122(d)(3)(iv)    custodial bank statements.
---------------------------------------------------------------------------------------------------------------------------------
                            Pool Asset Administration
---------------------------------------------------------------------------------------------------------------------------------
                  Collateral or security on mortgage loans is maintained as             X
                  required by the transaction agreements or related mortgage
1122(d)(4)(i)     loan documents.
---------------------------------------------------------------------------------------------------------------------------------
                  Mortgage loan and related documents are safeguarded as                X
1122(d)(4)(ii)    required by the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Any additions, removals or substitutions to the asset pool            X
                  are made, reviewed and approved in accordance with any
1122(d)(4)(iii)   conditions or requirements in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Payments on mortgage loans, including any payoffs, made in            X(5)         X(6)
                  accordance with the related mortgage loan documents are
                  posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in
1122(d)(4)(iv)    accordance with the related mortgage loan documents.
---------------------------------------------------------------------------------------------------------------------------------
                  The Servicer's records regarding the mortgage loans agree             X
                  with the Servicer's records with respect to an obligor's
1122(d)(4)(v)     unpaid principal balance.
---------------------------------------------------------------------------------------------------------------------------------
                  Changes with respect to the terms or status of an obligor's           X
                  mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorised personnel in
                  accordance with the transaction agreements and related pool
1122(d)(4)(vi)    asset documents.
---------------------------------------------------------------------------------------------------------------------------------

(5)   A portion of this servicing criteria is performed by a vendor, as set forth in footnote 6 below.

(6)   A lockbox vendor receives payments, creates transaction files, deposits checks, reconciles files to deposits and transmits the transaction files to Wells Fargo. See Exhibit D.

--------------------------------------------------------------------------------------------------------------------------------
                               Servicing Criteria                                   Applicable Servicing          Inapplicable
                                                                                          Criteria                 Servicing
                                                                                                                    Criteria
--------------------------------------------------------------------------------------------------------------------------------
  Reference                                  Criteria                               Performed      Performed
                                                                                       by             by
                                                                                    Servicer       Vendor(s)
--------------------------------------------------------------------------------------------------------------------------------
                  Loss mitigation or recovery actions (e.g., forbearance plans,         X
                  modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other
1122(d)(4)(vii)   requirements established by the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Records documenting collection efforts are maintained during          X
                  the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records arc maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for
                  example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness
1122(d)(4)(viii)  or unemployment).
--------------------------------------------------------------------------------------------------------------------------------
                  Adjustments to interest rates or rates of return for mortgage         X
                  loans with variable rates are computed based on the related
1122(d)(4)(ix)    mortgage loan documents.
--------------------------------------------------------------------------------------------------------------------------------
                  Regarding any funds held in trust for an obligor (such as             X
                  escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the
                  transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days
1122(d)(4)(x)     specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Payments made on behalf of an obligor (such as tax or                 X(7)       X(8)
                  insurance payments) are made on or before the related
                  penalty or expiration dates, as indicated on the
                  appropriate bills or notices for such payments, provided
                  that such support has been received by the servicer at
                  least 30 calendar days prior to these dates, or such other
1122(d)(4)(xi)    number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Any late payment penalties in connection with any payment             X
                  to be made on behalf of an obligor are paid from the
                  Servicer's funds and not charged to the obligor, unless the
1122(d)(4)(xii)   late payment was due to the obligor's error or omission.
--------------------------------------------------------------------------------------------------------------------------------
                  Disbursements made on behalf of an obligor are posted                 X(9)       X(10)
                  within two business days to the obligor's records maintained by the servicer, or such other number of days specified in
1122(d)(4)(xiii)  the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Delinquencies, charge-offs and uncollectible accounts are             X
                  recognized and recorded in accordance with the transaction
1122(d)(4)(xiv)   agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Any external enhancement or other support, identified in Item                                           X
                  1114(a)(1) through (3) or Item 1115 of Regulation AB, is
1122(d)(4)(xv)    maintained as set forth in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------

----------
(7)   A portion of this servicing criteria is performed by vendors, as set forth in footnote 8 below,

(8)   Insurance vendors obtain renewal invoices, create disbursement transactions and submit payments to payees. As to one such vendor, see
      Exhibit D.

(9)   A portion of this servicing criteria is performed by one or more vendors, as set forth in footnote 10 below.

(10)  Insurance vendors obtain renewal invoices, create disbursement transactions and submit payments to payees. As to one such vendor, see
      Exhibit D.

                               EXHIBIT B
                                  to
                        Wells Fargo Bank, N.A.'s

      2006 Certification Regarding Compliance With Applicable
                           Servicing Criteria

Wells Fargo Bank. N.A. ("Wells Fargo") acknowledges the following material instances of non-compliance with the applicable servicing criteria:

1. 1122(d)(3)(i) - Delinquency Reporting.    For certain loans sub-serviced by
   Wells Fargo or for which servicing rights were acquired on a bulk-acquisition basis, Wells Fargo determined that it provided incomplete data to some third parties who use such data to calculate delinquency ratios and determine the status of loans with respect to bankruptcy, foreclosure or real estate owned. The incomplete reporting only affected securitizations that included delinquent loans. Instead of the actual due date being provided for use in calculating delinquencies, the date of the first payment due to the security was provided. Wells Fargo subsequently included additional data in the monthly remittance reports, providing the actual borrower due date and unpaid principal balance, together with instructions to use these new fields if such monthly remittance reports are used to calculate delinquency ratios.

2. 1122 (d)(4)(vii) - Notification of Intent to Foreclose.    Wells Fargo
   determined that, as required by certain servicing agreements, it did not provide investors with prior notification of intent to foreclose. While investors received monthly delinquency status reports that listed loans in foreclosure, such reports were received after such loans had been referred to an attorney. A new process is being implemented to send such notifications if contractually required, unless an investor opts out in writing.

                                EXHIBIT C

                                   to

                       Wells Fargo Bank, N.A.'s

      2006 Certification Regarding Compliance With Applicable
                           Servicing Criteria

            Report of Independent Registered Public Accounting Firm

                                  EXHIBIT D

                                      to

                           Wells Fargo Bank, N.A.'s

      2006 Certification Regarding Compliance With Applicable
                             Servicing Criteria

      Vendors' Reports on Assessment of Compliance With Servicing Criteria

REGULUS

      Report on Assessment of Compliance with Regulation AB
                        Servicing Criteria

1. Pursuant to Subpart 229.1100 - Asset Backed Securities, 17 C.F.R.
   229.1100-229.1123 ("Regulation AB"), Regulus Group LLC, for itself and its wholly-owned subsidiaries (individually and collectively "Regulus"), is responsible for assessing its compliance with the servicing criteria applicable to the remittance processing services it provides to customers who are issuers or servicers of asset backed securities transactions and who have requested confirmation of Regulus' compliance in connection with loan and/or receivables portfolios that include pool assets for asset backed securities transactions (the "Platform"). Remittance processing is a service whereby check payments that are remitted by mail to a post office box are collected, processed through a highly automated data capture system, and prepared for deposit to a bank account held by the beneficiary of the payment.

2. The servicing criteria set forth in Item 1122(d) of Regulation AB were used in Regulus' assessment of compliance. Regulus has concluded that the servicing criteria set forth in Items 1122(d)(2)(i) and 1122(d)(4)(iv) of
   Regulation AB are applicable to the servicing activities it performs with respect to the Platform (such criteria the "Applicable Servicing Criteria").
   Regulus has concluded that the remainder of the servicing criteria set forth in Item 1122(d) of Regulation AB are inapplicable to the activities it performs with respect to the Platform because Regulus does not participate in the servicing activities referenced by such servicing criteria.

3. As of and for the year ending December 31, 2006, Regulus has complied in all material respects with the Applicable Servicing Criteria set forth in
   Item 1122(d) of Regulation AB.

4. KPMG LLP, a registered public accounting firm, has issued an attestation report on Regulus' assessment of compliance with the Applicable Servicing
   Criteria as of and for the year ending December 31, 2006. A copy of that attestation report is attached hereto as Exhibit A.

/s/ Kimberlee Clark
-----------------------------
Kimberlee Clark
Chief Financial Officer

February 22, 2007

660 LATOUR COURT  NAPA, CA  94558  TEL 707.254.4000  FAX: 707.254.4070
REGULUSGROUP.COM

KPMG

                  KPMG LLP
                  601 Market Street
                  Philadelphia, PA 19103-2499

            Report of Independent Registered Public Accounting Firm

The Board of Members
Regulus Group LLC:

We have examined management's assessment for those customers that management has informed us have requested confirmation of compliance, included in the accompanying Report on Assessment of Compliance with Regulation AB Servicing
Criteria, that Regulus Group LLC complied with the servicing criteria set
Forth in Item 1122(d)(2)(i) and 1122(d)(4)(iv) of the Securities and Exchange
Commission's Regulation AB for remittance processing services to those issuers of asset backed securities and servicers of loan and/or receivables portfolios that include pool assets for asset backed securities transactions
(the Platform) as of and for the year ended December 31, 2006. Regulus Group
LLC has determined that the remainder of the servicing criteria are not applicable to the activities it performs with respect to the Platform as of and for the year ended December 31, 2006. Management is responsible for the
Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31,
2006 is fairly stated, in all material respects.

                                          KPMG LLP

Philadelphia, PA
February 22, 2007

KPMG LLP a U.S. limited liability partnership. is the U.S. member firm of
KPMG International, a Swiss cooperative.

                                                            ZC STERLING

                                          ZC Sterling Corporation
                                          210 Interstate North Parkway
                                          Suite. 400
                                          Atlanta, GA 30339

                                          Tel 770.690.8400
                                          Fax 770.690.8240
                                          http://www.zcsterling.com

Report on Assessment of Compliance with Securities and Exchange
         Commission's Regulation AB Servicing Criteria

For the calendar year ending December 31 2006, or portion thereof (the
"Period"), ZC Sterling Insurance Agency, Inc. ("ZCSIA") has been a subcontractor for Servicers identified in Appendix A.

The undersigned are Senior Vice Presidents of ZCSIA, have sufficient authority to make the statements contained in this Assertion and are responsible for assessing compliance with the servicing criteria applicable to ZCSIA. ZCSIA has used the servicing criteria communicated to ZCSIA by the Servicer to assess compliance with the applicable servicing criteria. Accordingly, servicing criteria 1122 (d) 1(v), 1122 (d) 2(vi), 1122 (d) 4(xi), 1122 (d)
4(xii), and 1122 (d) 4(xiii) are applicable to the activities performed by
ZCSIA with respect to the Platforms covered by this report. The remaining servicing criteria set forth in Item 1122 (d) of the Securities and Exchange
Commission's Regulation AB are not applicable to the activities performed by
ZCSIA with respect to the Platform covered by this report. As a subcontractor for Servicer, ZCSIA has determined that it complied in all material respects with the servicing criteria listed below. ZCSIA engaged Ernst & Young, LLP
("E&Y"), a registered public accounting firm, to review ZCSIA's assessment, and
E&Y has issued an attestation report on ZCSIA's assessment of compliance with the applicable servicing criteria for the Period.

1.      ZCSIA maintained a fidelity bond and errors & omissions policy in effect On ZCSIA throughout the reporting period in the amount of coverage required by the transaction agreements between the Servicer and ZCSIA
(1122(d)((1)(iv)).

2.      To the extent that ZCSIA prints checks for Servicer or otherwise has
Servicer's checks or check stock, unissued checks are safeguarded so as to prevent unauthorized access (1122(d)(2)(vi)). [AS OF DECEMBER 31, 2006, THIS
PROVISION WILL APPLY ONLY FOR THE FOLLOWING SERVICERS: ABN Amro Mortgage
Group, Inc, Option One Mortgage Corporation, Sun Trust Mortgage, Inc., HomEq
Servicing Corporation, Wachovia Insurance Corporation, Wells Fargo Home
Mortgage.

3.      Payments made on behalf of Servicer's obligor for insurance premiums are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least thirty (30) calendar days prior to these dates, or such other number of days specified in the transaction agreements between Servicer and ZCSIA (1122(d)(4)(xi)).

4.      Any late payment penalties in connection with any payment for insurance to be made on behalf of Servicer's obligor are paid from the
Servicer's funds or ZCSIA's funds and not charged to Servicer's obligor, unless the late payment was due to the obligor's error or omission (1122(d)
(4)(xii)).

5. File(s) provided to Servicer from which Servicer may make disbursements made on behalf of Servicer's obligor are provided to Servicer on an accurate and timely basis and the information thereon is subject to such controls as are specified in the transaction agreements between Servicer and ZCSIA
(1122(d)(4)(xiii)).

Sincerely,
ZC STERLING INSURANCE AGENCY, INC

By: /s/ Arthur J. Castner
---------------------------------------
Arthur J. Castner

Title: Senior Vice President - Hazard Operations

Date: February 20, 2007

By: /s/ James P. Novak
---------------------------------------
James P. Novak

Title: Senior Vice President & General Counsel

Date: February 20, 2007

Appendix A
The following is a list of Clients serviced on the ZC Sterling Integrated
Product Solution (ZIPS) Platform:

1. ABN Arnro Mortgage Group, Inc.
2. Dovenmuehle Mortgage, Inc.
3. HomEq Servicing Corporation
4. Option One Mortgage Corporation
5. People's Choice Home Loan, Inc.
6. Sun Trust Mortgage, Inc.
7. Wachovia Insurance Agency (and its affiliates, including Wachovia
Mortgage Corporation)
8. Wells Fargo Home Mortgage

ERNST&YOUNG
                              Ernst &Young LLP        Phone (404) 874-8300
                              Suite 2800              www.ey.com
                              600 Peachtree Street
                              Atlanta, Georgia 30308-2215

        Report of Independent Registered Public Accounting Firm

We have examined management's assertion, included in the accompanying Report on Assessment of Compliance with Securities and Exchange Commission's
Regulation AB Servicing Criteria, that ZC Sterling Insurance Agency, Inc. (the
Company) complied with certain servicing criteria set forth in Item 1122 (d)
of the Securities and Exchange Commission's Regulation AB for the ZC Sterling
Integrated Product Solution (ZIPS) hazard insurance outsourcing Platform
(Platform) as of and for the year ended December 31, 2006. The Company has determined that only certain servicing criteria 1122 (d) l(iv), 1122 (d)
2(vi), 1122 (d) 4(xi), 1122 (d) 4(xii), and 1122 (d) 4(xiii) are applicable to the activities performed by them with respect to the Platform covered by this report. The Company has determined that the remaining servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's
Regulation AB are not applicable to the activities performed by them with respect to the Platform covered by this report. See Appendix A of management's assertion for the Platform covered by this report. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the servicing activities related to the Platform, and determining whether the Company performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the Platform. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31,
2006 for the ZIPS Platform is fairly stated, in all material respects.

                                               /s/Ernst & Young LLP

February 20, 2007

                    A Member Practice of Ernst & Young Global

                                                          Appendix I

              MANAGEMENT'S ASSERTION OF COMPLIANCE

Management of the Trust & Securities Services department of Deutsche Bank
National Trust Company and Deutsche Bank Trust Company Americas (collectively the "Company") is responsible for assessing compliance with the servicing criteria set forth in Item 1122(d)of Regulation AB promulgated by the Securities and Exchange Commission. Management has determined that the servicing criteria arc applicable in regard to the servicing platform for the period as follows:

Platform: Publicly-issued (i.e., transaction-level reporting required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities and other asset-backed securities issued on or after January 1,
2006 for which the Company provides trustee, securities administration or paying agent services, excluding any publicly issued transactions sponsored or issued by any government sponsored entity (the "Platform").

Applicable Servicing Criteria: All servicing criteria set forth in Item
1122(d), except for the following criteria: 1122(d)(2)(iii),1122(d)(4)(iv),
1122(d)(4)(v),1122(d)(4)(vi), 1122(d)(4)(vii),1122(d)(4)(viii), 1122(d)(4)
(ix), 1122(d)(4)(x), 1122(d)(4)(xi), 1122(d)(4)(xii), 1122(d)(4)(xiii) and
1122(d)(4)(xiv), which management has determined are not applicable to the activities the Company performs with respect to the Platform (the "Applicable
Servicing Criteria").

Period: Twelve months ended December 31, 2006 (the "Period").

Management's interpretation of Applicable Servicing Criteria: The Company's
management has determined that servicing criteria 1122(d)(1)(iii) is applicable only with respect to its continuing obligation to act as, or locate a, successor servicer under the circumstances referred to in certain governing documents. It is management's interpretation that Deutsche Bank
Trust Company America has no other active back-up servicing responsibilities in regards to 1122(d)(1)(iii) as of and for the Period.

Third parties classified as vendors: With respect to servicing criteria
1122(d)(2)(i), 1122(d)(4)(i), and 1122(d)(4)(ii), management has engaged various vendors to perform the activities required by these servicing criteria. The Company's management has determined that these vendors are not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company's management has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by interpretation 17.06 of the SEC Division of Corporation Finance Manual
of Publicly Available Telephone Interpretations ("Interpretation 17.06").
As permitted by Interpretation 17.06, management has asserted that it has policies and procedures in place to provide reasonable assurance that the vendor's activities comply in all material respects with the servicing criteria applicable to each vendor. The Company's management is solely responsible for determining that it meets the SEC requirements to apply
Interpretation 17.06 for the vendors and related criteria.

With respect to the Platform, the Company's management provides the following assertion of compliance with respect to the Applicable Servicing Criteria:
1. The Company's management is responsible for assessing the Company's compliance with the Applicable Servicing Criteria as of and for the Period.

2. The Company's management has assessed compliance with the Applicable
Servicing Criteria, including servicing criteria for which compliance is determined based on Interpretation 17.06 as described above, as of and for the Period. In performing this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3. Based on such assessment, as of and for the Period, the Company has complied, in all material respects, with the Applicable Servicing Criteria.
KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to the management's assertion of compliance with the
Applicable Servicing Criteria as of and for the Period.

                                                             Appendix I

                       Deutche Bank National Trust Company

                       By:/s/ Gary R. Vaughan
                       ------------------------------------
                       Name:  Gary R. Vaughan
                       Its: Managing Director

                       By: /s/ David Co
                       ------------------------------------
                       Name: David Co
                       Its: Director

                       By: /s/ Jose Sicilia
                       ------------------------------------
                       Name: Jose Sicilia
                       Its: Managing Director

                       By: /s/ Kevin Fischer
                       ------------------------------------
                       Name: Kevin Fischer
                       Its: Vice President

                       By: /s/ Robert Frier
                       ------------------------------------
                       Name: Robert Frier
                       Its: Director

                       Deutche Bank Trust Company Americas

                       By: /s/ Kevin C. Weeks
                       ------------------------------------
                       Name: Kevin C. Weeks
                       Its: Managing Director

                       By: /s/ Jenna Kaufman
                       ------------------------------------
                       Name: Jenna Kaufman
                       Its: Director

                     REPORT ON ASSESSMENT OF COMPLIANCE

First American Real Estate Solutions of Texas, L,P. (an indirect subsidiary of
The First American Corporation, and the "Asserting Party") is responsible for assessing compliance as of December 31, 2006, and for the period from January
1, 2006 through December 31, 2006 (the "Reporting Period") with the servicing criteria set forth in Title 17, Sections 229.1122(d)(1)(iv), (d)(2)(v),
(d)(2)(vi), (d)(2)(vii), (d)(4)(xi), (d)(4)(xii) and (d)(4)(xiii) of the Code of Federal Regulations (the "CFR") applicable to the Asserting Party (the
"Applicable Servicing Criteria"). The transactions covered by this report include all loans for residential mortgage loan outsourcing customers for which the Asserting Party served as the residential tax service provider (the
"Platform").

The Asserting Party has assessed its compliance with the Applicable Servicing
Criteria for the Reporting Period and has concluded that, except as set forth hereinbelow, the Asserting Party has complied, in all material respects, with the Applicable Servicing Criteria as of December 31, 2006, and for the
Reporting Period with respect to the Platform taken as a whole.

The Asserting Party assessed its compliance with the Applicable Servicing
Criteria for the Reporting Period and has identified a material instance of noncompliance with the servicing criterion set forth in Section
229.1122(d)(2)(vii)(B) of the CFR with respect to the Platform. Specifically, the Asserting Party did not prepare reconciliations for all asset-backed securities related bank accounts within 30 calendar days after the bank statement cut-off date or such number of days specified in the transaction agreements.

PricewaterhouseCoopers LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the
Applicable Servicing Criteria as of December 31, 2006, and for the Reporting
Period as set forth in this assertion.

FIRST AMERICAN REAL ESTATE SOLUTIONS OF TEXAS, L.P.
By: First American Real Estate Solutions LLC
    General Partner

/s/ Lucy A. Przybyla
--------------------------
Lucy A. Przybyla
Senior Vice President
February 28, 2007

     ASSESSMENT OF COMPLIANCE WITH APPLICABLE SERVICING CRITERIA

      Newport Management Corporation (the "Asserting Party") provides this assessment of compliance with respect to its performance of functions for the Applicable Servicing Criteria, as specified in Item
1122(d) of Regulation AB promulgated by the Securities and Exchange
Commission, in regards to the loans selected in the Platform for the following Period:

Platform:  Pools of loans, underlying publicly-issued residential mortgage-backed securities that were issued on or after January 1,
2006 by Aurora Loan Services, LLC ("Servicer"), on which escrow payments were disbursed in 2006, specifically Item 1122(d)(4)(xi), only as it relates to the "Applicable Servicing Criteria" described below, and as disclosed by Servicer to the Asserting Party (collectively,
"Eligible Loans", as identified in Schedule A).

Period:  As of and for the year ended December 31, 2006.

Applicable Servicing Criteria:  the servicing criteria which applies to the functions performed by the Asserting Party is set forth in Section
229.1122(d)(4)(xi) ("Applicable Servicing Criteria").  With respect to the Applicable Servicing Criteria, the Asserting Party performs the following limited functions:

1.      Processes the obligor's hazard insurance information it
receives and provides the Servicer with the applicable hazard insurance effective date, payment amount, and payee (collectively, "Insurance
Information");

2.       Provides the Insurance Information to Servicer no later than
5 days prior to the applicable expiration date as indicated in the
Insurance Information.

3        Disburses escrowed insurance payments to insurance
carriers on or before the applicable expiration date.

      With respect to the Platform, and with respect to the Period, the
Asserting Party provides the following assessment of its compliance in respect of the Applicable Servicing Criteria (as defined above):

      1.  The Asserting Party is responsible for assessing its
compliance with respect to the functions it performs for the
Applicable Servicing Criteria.

      2.  The Asserting Party has assessed its compliance with respect to the functions it performs for the Applicable Servicing Criteria.

      3.  Other than as identified on Schedule B hereto, as of and for the Period, the Asserting Party was in material compliance with respect to the functions it performs for the Applicable Servicing Criteria.

      KPMG, LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Asserting Party's foregoing assessment of compliance.

NEWPORT MANAGEMENT CORPORATION

By: /s/ Mark A. McElroy
   -------------------------------
Its: Executive Vice President

Dated: February 27, 2007

           SCHEDULE A

        ELIGIBLE SECURITIES

Investor  Active   Zero   Grand
Id         Loan    UPB    Total

F20         46       4       50
F21         43       7       50
F22         8                 8
F23         48       2       50
F25         47       3       50
F26         49       1       50
F27         42               42
F28         45       5       50
F29                  2        2
F30         45       5       50
F31         50               50
F32         42       8       50
F33         48       2       50
F35         50               50
F36         46       2       48
F38         47       3       50
F39         34               34
F40                  10      10
F41         49       1       50
F42         3                 3
F43         48       2       50
F44         48       2       50
F45         47       3       50
F46         17       1       18
F47         49       1       50
F48         49       1       50
F49         28               28
F53         48       2       50
F54         48       2       50
F55         49       1       50
F56         50               50
F58         50               50
F60         46       4       50
F61         48       2       50
F63         49       1       50
F64         32       1       33
F65         48       2       50
F66         49       1       50
F67         50               50
F68         20       2       22
F70         49       1       50
F72         50               50
F73         47       3       50
F74         50               50
F75         50               50
F76         45       5       50
F78         49       1       50
F79         50               50
F80         24               24
F81         47               47
F82         49               49
F83         50               50
F85         49       1       50
F86         50               50
F87         18               18
F90         50               50
F91         23               23
F92         2                 2
F93         5                 5
F94         40               40
Grand
Total     2412       94    2506

           SCHEDULE A - Continued

Exhibit maintained at the office of the depositor

                        SCHEDULE B

          MATERIAL INSTANCES OF NONCOMPLIANCE

No Material instances of noncompliance:  Newport Management
Corporation has complied, in all material respects, with the aforementioned criterion as of and for the year ended December
31, 2006.

     ASSESSMENT OF COMPLIANCE WITH APPLICABLE SERVICING CRITERIA

      Newport Management Corporation (the "Asserting Party") provides this assessment of compliance with respect to its performance of functions for the Applicable Servicing Criteria, as specified in Item
1122(d) of Regulation AB promulgated by the Securities and Exchange
Commission, in regards to the loans selected in the Platform for the following Period:

Platform:  Pools of loans, underlying publicly-issued residential mortgage-backed securities that were issued on or after January 1,
2006 by IndyMac Bank ("IndyMac"), on which escrow payments were disbursed in 2006, specifically Item 1122(d)(4)(xi), only as it relates to the "Applicable Servicing Criteria" described below, and as disclosed by IndyMac to the Asserting Party (collectively, "Eligible
Loans", as identified in Schedule A).

Period:  As of and for the year ended December 31, 2006.

Applicable Servicing Criteria:  the servicing criteria which applies to the functions performed by the Asserting Party is set forth in Section
229.1122(d)(4)(xi) ("Applicable Servicing Criteria").  With respect to the Applicable Servicing Criteria, the Asserting Party performs the following limited functions:

1.      Processes the obligor's hazard insurance information it
receives and provides IndyMac with the applicable hazard insurance effective date, payment amount, and payee (collectively, "Insurance
Information");

2.       Provides the Insurance Information to IndyMac no later than
5 days prior to the applicable expiration date as indicated in the
Insurance Information.

      With respect to the Platform, and with respect to the Period, the
Asserting Party provides the following assessment of its compliance in respect of the Applicable Servicing Criteria (as defined above):

      1.  The Asserting Party is responsible for assessing its
compliance with respect to the functions it performs for the
Applicable Servicing Criteria.

      2.  The Asserting Party has assessed its compliance with respect to the functions it performs for the Applicable Servicing Criteria.

      3.  Other than as identified on Schedule B hereto, as of and for the Period, the Asserting Party was in material compliance with respect to the functions it performs for the Applicable Servicing Criteria.

      KPMG, LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Asserting Party's foregoing assessment of compliance.

NEWPORT MANAGEMENT CORPORATION

By: /s/ Mark A. McElroy
   -------------------------------
Its: Executive Vice President

Dated: February 27, 2007

                             Schedule A

                           Eligible Loans

   Exhibit Maintained at the office of the depositor

                             Schedule B

                 Material Instances of Noncompliance

No Material instances of noncompliance:  Newport Management
Corporation has complied, in all material respects, with the aforementioned criterion as of and for the year ended December
31, 2006.

REGULUS

    Report on Assessment of Compliance with Regulation AB Servicing Criteria

1.    Pursuant to Subpart 229.1100 -- Asset Backed Securities, l7 C.F.R.
      ss.ss.229.1100-229.1123 ("Regulation AB"), Regulus Group LLC, is
      responsible for assessing its compliance with the servicing criteria applicable to the remittance processing services it provides to customers who are issuers or servicers of asset backed securities transactions and who have requested confirmation of Regulus' compliance in connection with loan and/or receivables portfolios that include pool assets for asset backed securities transactions (the "Platform"). Remittance processing is a service whereby check payments that are remitted by mail to a post office box are collected, processed through a highly automated data capture system, and prepared for deposit to a bank account held by the beneficiary of the payment.

2.    The servicing criteria set forth in Item 1122(d) of Regulation AB were used in Regulus' assessment of compliance. Regulus has concluded that the servicing criteria set forth in Items 1122(d)(2)(i) and 1122(d)(4)(iv) of
      Regulation AB are applicable to the servicing activities it performs with respect to the Platform (such criteria the "Applicable Servicing
      Criteria"). Regulus has concluded that the remainder of the servicing criteria set forth in Item 1122(d) of Regulation AB are inapplicable to the activities it performs with respect to the Platform because Regulus does not participate in the servicing activities referenced by such servicing criteria.

3.    As of and for the year ending December 3l, 2006, Regulus has complied in all material respects with the Applicable Servicing Criteria set forth in
      Item 1122(d) of Regulation AB.

4.    KPMG LLP, a registered public accounting firm, has issued an attestation report on Regulus' assessment of compliance with the Applicable Servicing
      Criteria as of and for the year ending December 31, 2006. A copy of that attestation report is attached hereto as Exhibit A.

/s/ Kimberlee Clark
-----------------------------------
Kimberlee Clark
Chief Financial Officer

July 17, 2007

         Report on Assessment of Compliance with Securities and Exchange
                  Commission's Regulation AB Servicing Criteria

For the calendar year ending December 31 2006, or portion thereof (the
"Period"), ZC Sterling Insurance Agency, Inc. ("ZCSIA") has been a subcontractor for Servicers identified in Appendix A.

The undersigned are Senior Vice Presidents of ZCSIA, have sufficient authority to make the statements contained in this Assertion and are responsible for assessing compliance with the servicing criteria applicable to ZCSIA. ZCSIA has used the criteria set forth in the following sentence to assess compliance with the applicable servicing criteria. The servicing criteria set forth in items
1122 (d) 1(iv), 1122 (d) 2(vi), 1122 (d) 4(xi), 1122 (d) 4(xii), and 1122 (d)
4(xiii) of Regulation AB are applicable to the activities performed by ZCSIA with respect to the Platforms covered by this report. The remaining servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's
Regulation AB are not applicable to the activities performed by ZCSIA with respect to the Platform covered by this report. As a subcontractor for Servicer,
ZCSIA has determined that it complied in all material respects with the servicing criteria listed below. ZCSIA engaged Ernst & Young, LLP ("E&Y"), a registered public accounting firm, to review ZCSIA's assessment, and E&Y has issued an attestation report on ZCSIA's assessment of compliance with the applicable servicing criteria for the Period.

1. ZCSIA maintained a fidelity bond and errors & omissions policy in effect on
ZCSIA throughout the reporting period in the amount of coverage required by the transaction agreements between the Servicer and ZCSIA (1122(d)((1)(iv)).

2. To the extent that ZCSIA prints checks for Servicer or otherwise has
Servicer's checks or check stock, unissued checks are safeguarded so as to prevent unauthorized access (1122(d)(2)(vi)). [AS OF DECEMBER 31, 2006, THIS
PROVISION WILL APPLY ONLY FOR THE FOLLOWING SERVICERS: ABN Amro Mortgage Group,
Inc, Option One Mortgage Corporation, Sun Trust Mortgage, Inc., HomEq Servicing
Corporation, Wachovia Insurance Corporation, Wells Fargo Home Mortgage].

3. Payments made on behalf of Servicer's obligor for insurance premiums are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least thirty (30) calendar days prior to these dates, or such other number of days specified in the transaction agreements between Servicer and ZCSIA (1122(d)(4)(xi)).

4. Any late payment penalties in connection with any payment for insurance to be made on behalf of Servicer's obligor are paid from the Servicer's funds or
ZCSIA's funds and not charged to Servicer's obligor, unless the late payment was due to the obligor's error or omission (1122(d)(4)(xii)).

5. File(s) provided to Servicer from which Servicer may make disbursements made on behalf of Servicer's obligor are provided to Servicer on an accurate and timely basis and the information thereon is subject to such controls as are specified in the transaction agreements between Servicer and ZCSIA
(1122(d)(4)(xiii)).

This assessment of compliance supersedes the undersigned's assessment of compliance dated February 20, 2007

Sincerely,

ZC STERLING INSURANCE AGENCY, INC.

By:       /s/ Arthur J. Castner
         --------------------------------------------
         Arthur J. Castner

Title:   Senior Vice President - Hazard Operations

Date:    July 16, 2007

By:       /s/ James P. Novak
         --------------------------------------------
         James P. Novak

Title:   Senior Vice President & General Counsel

Date:    July 16, 2007

Appendix A

The following is a list of Clients serviced on the ZC Sterling Integrated
Product Solution (ZIPS) Platform:

      1.    ABN Amro Mortgage Group, Inc.
      2.    Dovenmuehle Mortgage, Inc.
      3.    HomEq Servicing Corporation
      4.    Option One Mortgage Corporation
      5.    People's Choice Home Loan, Inc.
      6.    Sun Trust Mortgage, Inc.
      7.    Wachovia Insurance Agency (and its affiliates, including Wachovia
            Mortgage Corporation)
      8.    Wells Fargo Home Mortgage

                                    EXHIBIT B
        SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by Vendor shall address, at a minimum, the criteria identified below as "Applicable Servicing Criteria":

--------------------------------------------------------------------------------------------------------------------------------
                               Servicing Criteria                                   Applicable Servicing
                                                                                          Criteria
--------------------------------------------------------------------------------------------------------------------------------
  Reference                                  Criteria
--------------------------------------------------------------------------------------------------------------------------------
                  General Servicing Considerations
--------------------------------------------------------------------------------------------------------------------------------
                  Policies and procedures are instituted to monitor any
                  performance or other triggers and events of default in
1122(d)(1)(i)     accordance with the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  If any material servicing activities are outsourced to
                  third parties, policies and procedures are instituted to
                  monitor the third party's performance and compliance with
1122(d)(1)(ii)    such servicing activities.
--------------------------------------------------------------------------------------------------------------------------------
                  Any requirements in the transaction agreements to maintain a
1122(d)(1)(iii)   back-up servicer for the mortgage loans are maintained,
--------------------------------------------------------------------------------------------------------------------------------
                  A fidelity bond and errors and omissions policy is in effect                X
                  on the party participating in the servicing function
                  throughout the reporting period in the amount of coverage
                  required by and otherwise in accordance with the terms of the
1122(d)(1)(iv)    transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                       Cash Collection and Administration
--------------------------------------------------------------------------------------------------------------------------------
                  Payments on mortgage loans are deposited into the
                  appropriate custodial bank accounts and related bank
                  clearing accounts no more than two business days following receipt, or such other number of days specified in the
1122(d)(2)(i)     transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Disbursements made via wire transfer on behalf of an obligor
1122(d)(2)(ii)    or to an investor are made only by authorized personnel.
--------------------------------------------------------------------------------------------------------------------------------
                  Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as
1122(d)(2)(iii)   specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  The related accounts for the transaction, such as cash
                  reserve accounts or accounts established as a form of
                  overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the
1122(d)(2)(iv)    transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Each custodial account is maintained at a federally insured depository institution as set forth in the transaction
                  agreements. For purposes of this criterion, "federally insured depository institution" with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-l(b)(l) of the Securities
1122(d)(2)(v)     Exchange Act.
--------------------------------------------------------------------------------------------------------------------------------
                  Unissued checks are safeguarded so as to prevent unauthorized               X
1122(d)(2)(vi)    access.
--------------------------------------------------------------------------------------------------------------------------------
                  Reconciliations are prepared on a monthly basis for all
                  asset-backed securities related bank accounts, including
                  custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transactidn
                  agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain
                  explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original
                  identification, or such other number of days specified in
1122(d)(2)(vii)   the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                       Investor Remittances and Reporting
---------------------------------------------------------------------------------------------------------------------------------
                  Reports to investors, including those to be filed with the
                  Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors' or the trustee's records as to the total unpaid principal balance and number of mortgage loans serviced by the
1122(d)(3)(i)     Servicer.
---------------------------------------------------------------------------------------------------------------------------------
                  Amounts due to investors are allocated and remitted in
                  accordance with timeframes, distribution priority and other terms
1122(d)(3)(ii)    set forth in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Disbursements made to an investor are posted within two
                  business days to the Servicer's investor records, or such
1122(d)(3)(iii)   other number of days specified in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Amounts remitted to investors per the investor reports
                  agree with cancelled checks, or other form of payment, or
1122(d)(3)(iv)    custodial bank statements.
---------------------------------------------------------------------------------------------------------------------------------
                            Pool Asset Administration
---------------------------------------------------------------------------------------------------------------------------------
                  Collateral or security on mortgage loans is maintained as
                  required by the transaction agreements or related mortgage
1122(d)(4)(i)     loan documents.
---------------------------------------------------------------------------------------------------------------------------------
----------

--------------------------------------------------------------------------------------------------------------------------------
                               Servicing Criteria                                   Applicable Servicing
                                                                                          Criteria
--------------------------------------------------------------------------------------------------------------------------------
  Reference                                  Criteria
--------------------------------------------------------------------------------------------------------------------------------
                  Mortgage loan and related documents are safeguarded as
1122(d)(4)(ii)    required by the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any
1122(d)(4)(iii)   conditions or requirements in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------
                  Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are
                  posted to the Servicer's obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in
1122(d)(4)(iv)    accordance with the related mortgage loan documents.
---------------------------------------------------------------------------------------------------------------------------------
                  The Servicer's records regarding the mortgage loans agree
                  with the Servicer's records with respect to an obligor's
1122(d)(4)(v)     unpaid principal.
---------------------------------------------------------------------------------------------------------------------------------
                  Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorised personnel in
                  accordance with the transaction agreements and related pool
1122(d)(4)(vi)    asset documents.
--------------------------------------------------------------------------------------------------------------------------------
                  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other
1122(d)(4)(vii)   requirements established by the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records arc maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for
                  example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness
1122(d)(4)(viii)  or unemployment).
--------------------------------------------------------------------------------------------------------------------------------
                  Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related
1122(d)(4)(ix)    mortgage loan documents.
--------------------------------------------------------------------------------------------------------------------------------
                  Regarding any funds held in trust for an obligor (such as
                  escrow accounts): (A) such funds are analyzed, in accordance with the obligor's mortgage loan documents, on at least an annual basis, or such other period specified in the
                  transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days
1122(d)(4)(x)     specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Payments made on behalf of an obligor (such as tax or                      X
                  insurance payments) are made on or before the related
                  penalty or expiration dates, as indicated on the
                  appropriate bills or notices for such payments, provided
                  that such support has been received by the servicer at
                  least 30 calendar days prior to these dates, or such other
1122(d)(4)(xi)    number of days specified in the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Any late payment penalties in connection with any payment                  X
                  to be made on behalf of an obligor are paid from the
                  Servicer's funds and not charged to the obligor, unless the
1122(d)(4)(xii)   late payment was due to the obligor's error or omission.
--------------------------------------------------------------------------------------------------------------------------------
                  Disbursements made on behalf of an obligor are posted                      X
                  within two business days to the obligor's records maintained by the servicer, or such other number of days specified in
1122(d)(4)(xiii)  the transaction agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Delinquencies, charge-offs and uncollectible accounts are
                  recognized and recorded in accordance with the transaction
1122(d)(4)(xiv)   agreements.
--------------------------------------------------------------------------------------------------------------------------------
                  Any external enhancement or other support, identified in Item
                  1114(a)(1) through (3) or Item 1115 of Regulation AB, is
1122(d)(4)(xv)    maintained as set forth in the transaction agreements.
---------------------------------------------------------------------------------------------------------------------------------

                                       ZC Sterling Insurance Agency, Inc
                                       Date: 2/20/2007
                                       By:/s/Aurthor J. Castner
                                          ------------------------------
                                       Name:Aurthor J. Castner
                                       Title: SVP

ERNST & YOUNG              ERNST & YOUNG LLP             Phone: (720) 931-4000
                           Suite 3300                    Fax:   (720) 931-4444
                           370 17th Street
                           Denver, Colorado 80202-5663

             Report of Independent Registered Public Accounting Firm
                Regulation AB Item 1122 Master Servicing Platform

Board of Directors
Aurora Loan Services LLC

We have examined management's assertion, included in the accompanying
Certification Regarding Compliance with Applicable Servicing Criteria (the
"Management Certification"), that Aurora Loan Services LLC (the "Company"), a wholly-owned subsidiary of Lehman Brothers Bank FSB, complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's
Regulation AB for the residential mortgage loan master servicing compliance platform (the "Regulation AB Item 1122 Master Servicing Platform"), as defined in the Management Certification, as of and for the year ended December 31, 2006, except for 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(2)(iii), 1122(d)(2)(vi),
1122(d)(3)(i)(C), 1122(d)(4)(i), 1122(d)(4)(ii), 1122(d)(4)(iv) through
1122(d)(4)(xiii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities performed by them with respect to the Regulation AB
Item 1122 Master Servicing Platform covered by this report. Management is responsible for the Company's compliance with the applicable servicing criteria.
Our responsibility is to express an opinion on management's assertion about the
Company's compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as
adopted by the Public Company Accounting Oversight Board (United States) and,
accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the Regulation AB Item 1122 Master Servicing
Platform, testing of less than all of the servicing activities related to the
Regulation AB Item 1122 Master Servicing Platform, and determining whether the
Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

ERNST & YOUNG

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria as of and for the year ended
December 31, 2006 for the Regulation AB 1122 Master Servicing Platform, is
fairly stated, in all material respects.

                                       /s/ Ernst & Young LLP

March 13, 2007

ERNST & YOUNG              ERNST & YOUNG LLP             Phone: (720) 931-4000
                           Suite 3300                    Fax:   (720) 931-4444
                           370 17th Street
                           Denver, Colorado 80202-5663

             Report of Independent Registered Public Accounting Firm
                   Regulation AB Item 1122 Servicing Platform

Board of Directors
Aurora Loan Services LLC

We have examined management's assertion, included in the accompanying
Certification Regarding Compliance with Applicable Servicing Criteria (the
"Management Certification"), that Aurora Loan Services LLC (the "Company"), a wholly-owned subsidiary of Lehman Brothers Bank FSB, complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's
Regulation AB for the residential mortgage loan master servicing compliance platform (the "Regulation AB Item 1122 Servicing Platform"), as defined in the
Management Certification, as of and for the year ended December 31, 2006, except for 1122(d)(1)(iii), 1122(d)(3)(i)(C), 1122(d)(4)(xv), which the Company has determined are not applicable to the activities performed by them with respect to the Regulation AB Item 1122 Servicing Platform covered by this report.
Management is responsible for the Company's compliance with the applicable servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as
adopted by the Public Company Accounting Oversight Board (United States) and,
accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the Regulation AB Item 1122 Servicing Platform, testing of less than all of the servicing activities related to the Regulation
AB Item 1122 Servicing Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by the Interpretation
17.06 of the Securities and Exchange Commission Division of Corporation Finance
Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06").
Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions.
We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

ERNST & YOUNG

As described in management's assertion, for servicing criteria 1122(d)(2)(i),
1122(d)(4)(iv), 1122(d)(4)(vii), 1122(d)(4)(xi), and 1122(d)(4)(xii), the
Company has engaged various vendors to perform certain activities required by these servicing criteria. The Company has determined that these vendors are not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the
Company has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by
Interpretation 17.06. As permitted by Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply
Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.

In our opinion, management's assertion that the Company complied with the aforementioned applicable servicing criteria, including servicing criteria
1122(d)(2)(i), 1122(d)(4)(iv), 1122(d)(4)(vii), 1122(d)(4)(xi) and
1122(d)(4)(xii) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2006 for the
Regulation AB 1122 Servicing Platform, is fairly stated, in all material respects.

                                                           /s/ Ernst & Young LLP

March 13, 2007

Report of Independent Registered Public Accounting Firm

The Board of Directors
Citibank, N.A.:

We have examined management's assertion, included in the accompanying Appendix
I, that Citibank, N.A. (or "Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation
AB for publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange Act of 1934, as amended) residential mortgage-
backed securities, automobile loan or lease-backed securities and student loan-backed securities issued on or after January 1, 2006 for which the
Company provides the following servicing functions:  paying agent, securities administration and trustee; or securities administration and paying agent;
or paying agent and trustee; or paying agent, collectively "Servicing
Functions." (the "Platform"), excluding servicing criteria 1122(d)(1)(i),
1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(iii), 1122(d)(4)(i), 1122(d)(4)
(ii) and 1122(d)(4)(iv) through 1122(d)(4)(xiv), which the Company has determined are not applicable to the activities the Company performs with respect to the Platform, as of and for the twelve months ended December 31,
2006.  Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances.  Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria.  Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the
Company during the period covered by this report.  Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria as of and for the twelve month ended
December 31, 2006 is fairly stated, in all material respects.

                                         /s/ KPMG LLP

Chicago, Illinois
February 28, 2007

KPMG

                         KPMG LLP
                         303 East Wacker Drive
                         Chicago, IL 60601-5212

            Report of Independent Repistered Public Accounting Firm

The Board of Directors
The Trust & Securities Services department of Deutsche Bank National Trust
      Company and Deutsche Bank Trust Company Americas:

We have examined management's assertion, included in the accompanying Appendix
I, that the Trust & Securities Services department of Deutsche Bank National
Trust Company and Deutsche Bank Trust Company Americas (collectively the
"Company") complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for publicly-issued
(i.e., transaction-level reporting required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities and other asset-
backed securities issued on or after January 1, 2006, for which the Company provides trustee, securities administration or paying agent services, excluding any publicly issued transactions, sponsored or issued by any government sponsored entity (the Platform), except for servicing criteria
1122(d)(2)(iii), 1122(d)(4)(iv), I122(d)(4)(v), I122(d)(4)(vi), 1122(d)
(4)(vii), I122(d)(4)(viii), I122(d)(4)(ix), I122(d)(4)(x), I122(d)(4)(xi),
1122(d)(4)(xii), I122(d)(4)(xiii) and 1122(d)(4)(xiv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2006.
Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

As described in management's assertion included in the accompanying Appendix I, for servicing criteria 1122 (d)(2)(i), 1122 (d)(4)(i) and I122(d)(4)(ii), the
Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors am not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the
Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation
17.06 of the SEC Division of Corporation Finance Manual of Publicly Available
Telephone Interpretations ("Interpretation 17.06"). As permitted by
Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors'
activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation
17.06.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria, including servicing criteria 1122
(d)(2)(i), 1122 (d)(4)(i) and 1122(d)(4)(ii) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the twelve months ended December 31, 2006 is fairly stated, in all material respects.

                                  /s/ KPMG LLP

Chicago, Illinois
February 28, 2007

El ERNST & YOUNG

                        Ernst & Young LLP           Phone: (213) 977-3200
                        725 South Figueroa Street   www.ey.com
                        Los Angeles, California
                        90017-5418

             Report of Independent Registered Public Accounting Firm
                 Regulation AB Item 1122 SFR Servicing Platform

The Board of Directors and Shareholder Indymac Bank, F.S.B.

We have examined management's assertion, included in the accompanying
Management's Assertion on Compliance with Applicable Regulation AB Servicing
Criteria (the "Management Assertion"), that Indymac Bank, F.S.B. (the "Bank"), a wholly-owned subsidiary of Indymac Bancorp, Inc., complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's
Regulation AB for the single family residential ("SFR") mortgage loan servicing compliance platform (the "Regulation AB Item 1122 SFR Servicing Platform"), as
defined in the Management Assertion, as of and for the year ended December 31,
2006, except for criteria 1122(d)(1)(i), 1122(d)(1)(iii), 1122(d)(3)(i)(C),
1122(d)(4)(ii), and 1122(d)(4)(xv), which the Bank has determined are not applicable to the activities performed by them with respect to the Regulation AB
Item 1122 SFR Servicing Platform covered by this report. Management is responsible for the Bank's compliance with the applicable servicing criteria.
Our responsibility is to express an opinion on management's assertion about the
Bank's compliance with the applicable servicing criteria based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as
adopted by the Public Company Accounting Oversight Board (United States) and,
accordingly, included examining, on a test basis, evidence about the Bank's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the Regulation AB Item 1122 SFR Servicing Platform, testing of less than all of the servicing activities related to the Regulation
AB Item 1122 SFR Servicing Platform, and determining whether the Bank processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by the Interpretation
17.06 of the Securities and Exchange Commission Division of Corporation Finance
Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06").
Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Bank during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Bank during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Bank's compliance with the applicable servicing criteria.

As described in the Management's Assertion, for servicing criteria
1122(d)(2)(i), 1122(d)(4)(iv), 1122(d)(4)(vii), 1122(d)(4)(xi), 1122(d)(4)(xii),
and 1122(d)(4)(xiii), the Bank has engaged various vendors to perform certain activities required by these servicing criteria. The Bank has determined that these vendors are not considered a "servicer" as defined in Item 1101(j) of
Regulation AB, and the Bank has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by Interpretation 17.06. As permitted by Interpretation 17.06, the
Bank has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply, in all material respects, with servicing criteria applicable to each vendor. The Bank is solely responsible for determining that it meets the Securities and Exchange
Commission requirements to apply Interpretation 17.06 for the vendors and related criteria as described in the Management Assertion, and we performed no procedures with respect to the Bank's eligibility to apply Interpretation 17.06.

In our opinion, management's assertion that the Bank complied with the aforementioned applicable servicing criteria, including servicing criteria
1122(d)(2)(i), 1122(d)(4)(iv), 1122(d)(4)(vii), 1122(d)(4)(xi), 1122(d)(4)(xii),
and 1122(d)(4)(xiii), for which compliance is determined based on Interpretation
17.06 as described above, as of and for the year ended December 31, 2006 for the
Regulation AB 1122 SFR Servicing Platform, is fairly stated, in all material respects.

                                                           /s/ Ernst & Young LLP

March 16, 2007

             Report of Independent Registered Public Accounting Firm

We have examined management's assertion, included in the accompanying
Management's Assertion on Compliance with Item 1122 Criteria, that LaSalle Bank
National Association ("LBNA" or "the Company"), a wholly owned subsidiary of
LaSalle Bank Corporation, complied with the servicing criteria set forth in Item
1122 (d) of the Securities and Exchange Commission's Regulation AB for all new
Asset Backed Securities, Commercial Mortgage Backed Securities and Residential
Mortgage Backed Securities securitization trust transactions subsequent to
January 1, 2006, to the extent subject to Regulation AB for which LBNA is trustee ("the Platform"), as of and for the year ended December 31, 2006, except for those criteria which the Company has determined are not applicable to the activities performed by them with respect to the Platform covered by this report. See Exhibit A of management's assertion for a list of servicing criteria determined by the Company to be applicable to the activities performed by them with respect to the Platform. As indicated in the Management's Assertion on
Compliance with Item 1122 Criteria, management's assertion for servicing criteria 1122(d)(3)(i)(A) and (B) covers only the information in reports to investors that is specifically required by the respective transaction agreements, and not to any additional information included in reports to investors that is not required by the respective transaction agreements.
Management is responsible for the Company's compliance with the servicing criteria listed in Exhibit A. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public Company
Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual mortgage transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the
Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the
Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2006 for the Platform, is fairly stated, in all material respects.

                                                           /s/ Ernst & Young LLP

February 28, 2007

ERNST & YOUNG          ERNST & YOUNG LLP                  Phone: (619) 343-1000
                       220 South Sixth Street, Ste 1400   www.ey.com
                       Minneapolis, MN 55402-4509

             Report of Independent Registered Public Accounting Firm

We have examined management's assertion, included in the accompanying Report on
Assessment of Compliance with SEC Regulation AB Servicing Criteria, that U.S.
Bank National Association (the Company) complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission's
Regulation AB for the Corporate Trust Asset Backed Securities platform (the
Platform) as of and for the year ended December 31, 2006, except for criteria
1122(d)(1)(i), 1122(d)(1)(iii), 1122(d)(2)(i), through 1122(d)(2)(vii),
1122(d)(3)(i) through 1122 (d)(3)(iv) and 1122(d)(4)(iv) through (d)(4)(xv), which the Company has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report.
Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the
Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31,
2006 for the Corporate Trust Asset Backed Securities platform is fairly stated, in all material respects.

                                       /s/ Ernst & Young LLP

February 26, 2007

0703-0810457      A Member Practice of Ernst & Young Global

                           KPMG LLP
                           303 East Wacker Drive
                           Chicago, IL 60601-5212

             Report of Independent Registered Public Accounting Firm

The Board of Directors
The Corporate Trust Services division of Wells Fargo Bank National Association:

We have examined management's assertion, included in the accompanying Appendix
I, that the Document Custody section of the Corporate Trust Services division of
Wells Fargo Bank National Association complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB
for publicly-issued (i.e., transaction-level reporting required under the
Securities Exchange Act of 1934, as amended) residential mortgagebacked securities and commercial mortgage-backed securities issued on or after January
1, 2006 for which the Company provides document custody services, excluding any publicly issued transactions issued by any government sponsored entity (the
Platform) as of and for the twelve months ended December 31, 2006. Management has determined that servicing criteria 1122(d)(4)(i) and 1122(d)(4)(ii) are applicable to the activities it performs with respect to the Platform, and that all other servicing criteria set forth in Item 1122(d) are not applicable to the document custody services provided by the Company with respect to the Platform.
Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the
Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of and for the period ended December 31,
2006 is fairly stated, in all material respects.

                                                                    /s/ KPMG LLP

Chicago, Illinois
March 1, 2007

     KPMG LLP, a U.S. limited Liability partnership, is the U.S, member firm of KPMG International, a Swiss cooperative.

KPMG

            KPMG LLP
            2500 Ruan Center
            666 Grand Avenue
            Des Moines, IA 50309

          Report of Independent Registered Public Accounting Firm

The Board of Directors
Wells Fargo Bank, N.A.:

We have examined Wells Fargo Bank, N.A.'s (the Company) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange
Commission's Regulation AB for its primary servicing of residential mortgage loans by its Wells Fargo Home Mortgage division, other than the servicing of such loans for Freddie Mac, Fannie Mae, Ginnie Mae, state and local government bond programs, or a Federal Home Loan Bank (the Platform), except for servicing criteria 1122(d)(1)(iii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the year ended December 31, 2006. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following instances of material noncompliance with certain servicing criteria applicable to the Company during the year ended December 31, 2006:

1. 1122(d)(3)(i) - Delinquency Reporting - The Company provided incomplete data to some third parties who use such data to calculate delinquency ratios and determine the status of loans with respect to bankruptcy, foreclosure or real estate owned. Instead of the actual due date being provided for use in calculating delinquencies, the date of the first payment due to the security was provided.

2. 1122(d)(4)(vii) - Notification of Intent to Foreclose - The Company, as
   required by certain servicing agreements, did not provide investors with prior notification of intent to foreclose.

As described in the accompanying 2006 Certification Regarding Compliance with
Applicable Servicing Criteria, for servicing criteria 1122(d)(2)(i),
1122(d)(2)(vi), 1122(d)(4)(iv), 1122(d)(4)(xi), and 1122(d)(4)(xiii), the
Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors are not considered "servicers" as defined in Item 1101(j) of Regulation AB, and the Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by
Interpretation 17.06 of the SEC Division of Corporation Finance Manual of
Publicly Available Telephone Interpretations ("Interpretation 17.06"), with the exception of those vendors who have provided their own reports on assessment of compliance with servicing criteria to the Company, for which the
Company does not take such responsibility. As permitted by Interpretation
17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the
SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation 17.06.

In our opinion, except for the instances of material noncompliance described above, the Company complied, in all material respects, with the aforementioned servicing criteria as of and for the year ended December 31,
2006.

                                  /s/ KPMG LLP

Des Moines, Iowa
March 1, 2007

KPMG

                         KPMG LLP
                         303 East Wacker Drive
                         Chicago, IL 60601-5212

            Report of Independent Repistered Public Accounting Firm

The Board of Directors
The Trust & Securities Services department of Deutsche Bank National Trust
    Company and Deutsche Bank Trust Company Americas:

We have examined management's assertion, included in the accompanying Appendix
I, that the Trust & Securities Services department of Deutsche Bank National
Trust Company and Deutsche Bank Trust Company Americas (collectively the
"Company") complied with the servicing criteria set forth in Item 1122(d) of the
Securities and Exchange Commission's Regulation AB for publicly-issued (i.e., transaction-level reporting required under the Securities Exchange Act of 1934, as amended) residential mortgage-backed securities and other asset- backed securities issued on or after January 1, 2006, for which the Company provides trustee, securities administration or paying agent services, excluding any publicly issued transactions, sponsored or issued by any government sponsored entity (the Platform), except for servicing criteria 1122(d)(2)(iii),
1122(d)(4)(iv), I122(d)(4)(v), I122(d)(4)(vi), 1122(d) (4)(vii),
I122(d)(4)(viii), I122(d)(4)(ix), I122(d)(4)(x), I122(d)(4)(xi),
1122(d)(4)(xii), I122(d)(4)(xiii) and 1122(d)(4)(xiv), which the Company has determined are not applicable to the activities it performs with respect to the
Platform, as of and for the twelve months ended December 31, 2006. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the
Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the
Company's compliance with the servicing criteria.

As described in management's assertion included in the accompanying Appendix I, for servicing criteria 1122 (d)(2)(i), 1122 (d)(4)(i) and I122(d)(4)(ii), the
Company has engaged various vendors to perform the activities required by these servicing criteria. The Company has determined that these vendors am not considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the
Company has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation
17.06 of the SEC Division of Corporation Finance Manual of Publicly Available
Telephone Interpretations ("Interpretation 17.06"). As permitted by
Interpretation 17.06, the Company has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors'
activities comply in all material respects with the servicing criteria applicable to each vendor. The Company is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as described in its assertion, and we performed no procedures with respect to the Company's eligibility to apply Interpretation
17.06.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria, including servicing criteria 1122 (d)(2)(i),
1122 (d)(4)(i) and 1122(d)(4)(ii) for which compliance is determined based on
Interpretation 17.06 as described above, as of and for the twelve months ended
December 31, 2006 is fairly stated, in all material respects.

                                                                    /s/ KPMG LLP

Chicago, Illinois
February 28, 2007

PRICEWATERHOUSECOOPERS

                                            PricewaterhouseCoopers.LLP
                                            Suite 1800
                                            2001 Ross Ave.
                                            Dallas TX 75201-2997
                                            Telephone (214) 999 1400
                                            Facsimile (214) 754 7991
                                            www.pwc.com

           Report of Independent Registered Public Accounting Firm

To the Board of Directors of The First American Corporation:

We have examined First American Real Estate Solutions of Texas, L.P.'s (the
"Company" and an indirect subsidiary of The First American Corporation), compliance with the servicing criteria set forth in Item 1122(d) of the
Securities and Exchange Commission's Regulation AB for all loans for residential mortgage loan outsourcing customers for which the Company served as the residential tax service provider (the "Platform") described in the accompanying Report on Assessment of Compliance, as of (December 31, 2006 and
for the year then ended, excluding criteria 1122(d)(1)(i)-(iii), 1122(d)(2)
(i)-(iv), 1122(d)(3)(i)-(iv), 1122(d)(4)(i)-(x) and 1122(d)(4)(xiv)-(xv),
which the Company has determined are not applicable to the servicing activities performed by it with respect to the Platform. Management is responsible for the Company's compliance with the servicing criteria. Our responsibility is to express an opinion on the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable-servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of selected securities that comprise the Platform, testing of selected servicing activities related to the Platform, and determining whether the
Company processed those selected transactions and performed those selected activities in compliance with the applicable servicing criteria. Our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to detect noncompliance arising from errors that may have occurred prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

Our examination disclosed the following material instance of noncompliance with the servicing criteria set forth in Item 1122(d)(2)(vii)(B) of Regulation
AB applicable to the Company during year ended December 31, 2006. Account reconciliations for all asset-backed securities related bank accounts were not prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements as required by
Item 1122(d)(2)(vii)(B) of Regulation AB.

In our opinion, except for the material instance of noncompliance described in the preceding paragraph, First American Real Estate Solutions of Texas,
L.P. complied with the aforementioned applicable servicing criteria as of and for the year ended December 31,.2006 for all loans for residential mortgage loan outsourcing customers for which the Company served as the residential tax service provider, in all material respects.

/s/  PricewaterhouseCoopers LLP

February 28, 2007

KPMG

                              KPMG LLP
                              Suite 2000
                              355 South Grand Avenue
                              Los Angeles, CA 90071-1568

          Report of Independent Registered Public Accounting Firm

The Board of Directors
Newport Management Corporation:

We have examined management's assessment, included in the accompanying
Assessment of Compliance with Applicable Servicing Criteria, that Newport
Management Corporation (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation
AB for pools of loans, underlying publicly issued residential mortgage backed securities that were issued on or after January 1, 2006 by Aurora Loan Services,
LLC, on which escrow payments were disbursed in 2006 (the Platform), specifically Item 1122(d)(4)(xi), only as it relates to: (1) processing the obligor's hazard insurance information the Company receives; (2) providing
Aurora Loan Services, LLC with the applicable hazard insurance effective date, payment amount, and payee (collectively, Insurance Information); (3) providing the Insurance Information to Aurora Loan Services, LLC no later than 5 days prior to the applicable expiration date as indicated in the Insurance
Information; and (4) disbursing escrowed insurance payments to insurance carriers on or before the applicable expiration date, as of and for the year ended December 31, 2006. The Company has determined that no other servicing criteria are applicable to the activities it performs with respect to the
Platform. Schedule A to the Assessment of Compliance with Applicable Servicing
Criteria lists the individual loans identified by management as constituting the
Platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assessment that the Company complied with the aforementioned servicing criterion as of and for the year ended
December 31, 2006 is fairly stated, in all material respects.

                             /s/ KPMG LLP

Los Angeles, California
February 28, 2007

KPMG
                               KPMG LLP
                               Suite 2000
                               355 South Grand Avenue
                               Los Angeles, CA 80071-1568

             Report of Independent Registered Public Accounting Firm

The Board of Directors
Newport Management Corporation:

We have examined management's assessment, included in the accompanying
Assessment of Compliance with Applicable Servicing Criteria, that Newport
Management Corporation (the Company) complied with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB
for pools of loans, underlying publicly issued residential mortgage-backed securities that were issued on or after January 1, 2006 by IndyMac Bank, on which escrow payments were disbursed in 2006 (the Platform), specifically Item
1122(d)(4)(xi), only as it relates to processing the obligor's hazard insurance information the Company receives, providing IndyMac Bank with the applicable hazard insurance effective date, payment amount, and payee (collectively,
Insurance Information), and providing the Insurance Information to IndyMac Bank no later than 5 days prior to the applicable expiration dates as indicated in the Insurance Information, as of and for the year ended December 31, 2006. The
Company has determined that no other servicing criteria are applicable to the activities it performs with respect to the Platform. Schedule A to the
Assessment of Compliance with Applicable Servicing Criteria lists the individual loans identified by management as constituting the Platform. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assessment about the
Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the
Company's compliance with the servicing criteria.

In our opinion, management's assessment that the Company complied with the aforementioned servicing criterion as of and for the year ended December 31,
2006 is fairly stated, in all material respects.

                                                                    /s/ KPMG LLP

Los Angeles, California
February 27, 2007

KPMG
                         KPMG LLC
                         1601 Market Street
                         Philadelphia, PA 19103-2499

              Report of Independent Registered Public Accounting Firm

The Board of Members
Regulus Group LLC:

We have examined management's assessment for those customers that management has informed us have requested confirmation of compliance, included in the accompanying Report on Assessment of Compliance with Regulation AB Servicing
Criteria, that Regulus Group LLC complied with the servicing criteria set forth in Item 1122(d)(2)(i) and 1122(d)(4)(iv) of the Securities and Exchange
Commission's Regulation AB for remittance processing services to those issuers of asset backed securities and servicers of loan and/or receivables portfolios that include pool assets for asset backed securities transactions (the Platform)
as of and for the year ended December 31, 2006. Regulus Group LLC has determined that the remainder of the servicing criteria are not applicable to the activities it performs with respect to the Platform as of and for the year ended
December 31, 2006. Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assessment about the Company's compliance based on our examination.

Our examination was conducted in accordance with the standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset-backed transactions and securities that comprise the Platform, testing of less than all of the servicing activities related to the Platform, and determining whether the Company processed those selected transactions and performed those selected activities in compliance with the servicing criteria Furthermore, our procedures were limited to the selected transactions and servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the
Company's compliance with the servicing criteria.

In our opinion, management's assessment that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31, 2006 is fairly stated, in all material respects.

                               /s/ KPMG LLP

Philadelphia, PA
February 22, 2007

           KPMG LLP, a U.S. Limitied Liability partnership in the U.S.
           member firm of KPMG International, a Swiss cooperative

ERNST & YOUNG

                           Ernst & Young LLP            Phone: (404) 874-8300
                           Suite 2800                   www.ey.com
                           600 Peachtree Street
                           Atlanta, Georgia 30308-2215

            Report of Independent Registered Public Accounting Firm

We have examined management's assertion, included in the accompanying Report on Assessment of Compliance with Securities and Exchange Commission's
Regulation AB Servicing Criteria, that ZC Sterling Insurance Agency, Inc.
(the Company) complied with certain servicing criteria set forth in Item 1122
(d) of the Securities and Exchange Commission's Regulation AB for the ZC
Sterling Integrated Product Solution (ZIPS) hazard insurance outsourcing
Platform (Platform) as of and for the year ended December 31, 2006. The
Company has determined that only certain servicing criteria 1122 (d) 1(iv),
1122 (d) 2(vi), 1122 (d) 4(xi), 1122 (d) 4(xii), and 1122 (d) 4(xiii) are applicable to the activities performed by them with respect to the Platform covered by this report. The Company has determined that the remaining servicing criteria set forth in Item 1122 (d) of the Securities and Exchange
Commission's Regulation AB are not applicable to the activities performed by them with respect to the Platform covered by this report. See Appendix A of management's assertion for the Platform covered by this report. Management is responsible for the Company's compliance with those servicing criteria.
Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination.

Our examination was conducted in accordance with standards of the Public
Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the servicing activities related to the Platform, and determining whether the Company performed those selected activities in compliance with the servicing criteria. Furthermore, our procedures were limited to the servicing activities performed by the Company during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the Platform. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December 31,
2006 for the ZIPS Platform is fairly stated, in all material respects.

                                               /s/ Ernst & Young LLP

February 20, 2007

                 A Member Practice of Ernst & Young Global

                  AURORA LOAN SERVICES
                  A Lehman Brothers Company

Depositor:        Structured Asset Securities Corporation
                  745 Seventh Avenue, 8th Floor
                  New York, NY 10019

Trustee:          Citibank, N.A.
                  388 Greenwich Street, 14th Floor
                  New York, NY  10013
                  Attention Citibank Agency & Trust

Securities Administrator:

Subject:              Annual Officer's Certification
Fiscal Year:          2006
Securitization:       LXS 2006-13

I, E. Todd Whittemore, the undersigned, a duly authorized officer of Aurora Loan
Services LLC (the "Master Servicer"), do certify the following for the Calendar
Year 2006:

1. A review of the activities of the Master Servicer during the period beginning on the Cut-off Date and ending on December 31, 2006 (the "Reporting Period") and of its performance under the Agreement for such period has been made under my supervision.

2. To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material aspects throughout such Reporting Period.

         Certified by:  AURORA LOAN SERVICES LLC

                                                By:   /s/ E. Todd Whittemore
                                                   -----------------------------

                                                Name:  E. Todd Whittemore
                                                Title:  Executive Vice President

[logo]

Depositor:            Structured Asset Securities Corporation
                      Attention: Mortgage Finance LXS 2006-13
                      745 7th Avenue, 7th Floor
                      New York, NY 10019

Master Servicer:      Aurora Loan Services LLC

                      Diane Moormann
                      10350 Park Meadows Dr
                      Littleton, CO 80124

Trustee:              Citibank, N.A.
Attention:            Structured Finance LXS 2006-13
                      111 Wall Street, 14th Floor, Zone 3
                      New York, NY 10005

Subject:              Annual Officer's Certification
Fiscal Year:          2006
Investor Code:        F67
Investor Name:        LXS 2006-13

I, Terry Gentry, the undersigned, a duly authorized officer of Aurora Loan
Services LLC (the "Servicer"), do certify the following for the Calendar Year
2006:

1. A review of the activities of the Servicer during the period beginning on the
Cut-off Date and ending on December 31, 2006 (the "Reporting Period") and of its
performance under the Agreement for such period has been made under my supervision.

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material aspects throughout such Reporting Period.

                                          Certified by: AURORA LOAN SERVICES LLC

                                                        /s/ Terry L. Gentry
                                                        ------------------------
                                                        Name: Terry L. Gentry
                                                        Title: Managing Director

                                                                     IndymacBank

                       REG AB 1123 Statement of Compliance

I am an authorized officer for IndyMac Bank, F.S.B. the servicer for the transactions listed on the attached schedule and I certify:

a)    A review of IndyMac Bank's activities during the reporting period and of its performance under the applicable servicing agreement has been made under my supervision.

b)    To the best of my knowledge, based on such review, IndyMac Bank has fulfilled all of its obligations under the agreement in all material respects throughout the reporting period.

                                                 By:      /s/ Robert M. Abramian
                                                      --------------------------
                                                          Robert M. Abramian
                                                          First Vice President
                                                          Home Loans Servicing
                                                          Investor Reporting
                                                          Indymac Bank

                                                 By:      /s/ Bart Vincent
                                                      --------------------------
                                                          Bart Vincent

                                                          Senior Vice President

                                                          HLS-Finance
                                                          Financial
                                                          Indymac Bank

Prepared for:     Aurora Loan Services

Date:             February 28, 2007

Ref:              EXHIBIT A

                                                             www.indymacbank.com

460 Sierra Madre Villa Ave., Pasadena, CA 91107                 Tel: 626.535.555

                                                                       EXHIBIT A

    137    LXS 2006-12N LB 7/27/06
    139    LXS 2006-11 7/27/06
    140    LMT 2006-4 7/28/06
    187    ITF SARM 2006-8 (LB) 8/31/06
    188    LXS 2006-14N (LB) 8/31/06
    193    ITF LXS 2006-13 8/31/06
    234    ITF SARM 2006-4 04/28/06
    238    LXS 2006-7 04/28/06
    276    ITF LXS 2006-8 05/31/06
    286    ITF LXS 2006-10N (6-30-06)
    294    LMT 2006-5 8-31-06
    374    ITF LXS 2006-16N 092906
    377    ITF LXS 2006-15 092906
    433    LMT 2006-6 09/29/06
    441    ITF LXS 2008-17 10/30/06
    443    LMT 2006-7 10/30/06
    447    LXS 2006-18N 11/29/2006
    448    LXS 2006-19 11/29/2006
    449    LMT 2006-8 11/29/2006
    903    ITF LXS 2006-2N 1/31/06
   4108    LMT 2006-9 12/12/06
   4109    LXS 2006-20 12/29/06

WELLS  HOME                                       Wells Fargo Home Mortgage
FARGO  MORTAGE                                    One Home Campus
                                                  Des Moines, IA 50328-0001

                          Wells Fargo Bank, N.A.

                       Servicer Compliance Statement

1. I, John B. Brown, Senior Vice President of Wells Fargo Bank, N.A ("Wells
Fargo") hereby state that a review of the activities of Wells Fargo during the calendar year 2006 and of Wells Fargo's performance under the servicing agreement(s) listed on the attached Exhibit A (the "Servicing Agreement(s)")
has been made under my supervision.

2. To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreements) in all material respects throughout 2006.

/s/John B. Brown
----------------
John B. Brown
Senior Vice President
Wells Fargo Bank, N.A.

March 1, 2007

                                       Well Fargo Home Mortgage
                                       is a division of Wells Fargo Bank, N.A.

                                EXHIBIT A

1.  (LMT 2006-2) Reconstituted Servicing Agreement dated as of March 1, 2006, between Wells Fargo Bank, N.A., as Servicer, and Lehman Brothers Holdings
Inc., as Seller and acknowledged by Aurora Loan Services LLC, as Master
Servicer, and LaSalle Bank National Association, as Trustee and Structured
Asset Securities Corporation, a Delaware special purpose corporation
("SASCO"), as Depositor
2.  (LMT 2006-4) Reconstituted Servicing Agreement dated as of July 1, 2006, between Wells Fargo Bank, N.A., as Servicer, Lehman Brothers Holdings Inc.,
as Seller, and Aurora Loan Services LLC, as Master Servicer, and Citibank,
N.A., a national banking association, as trustee (the "Trustee"), as Trustee and Structured Asset Securities Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
3.  (LMT 2006-5) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of August, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells
Fargo Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company ("Aurora" or "Master Servicer") and HSBC Bank USA, National
Association, a national banking association, as trustee and Structured Asset
Securities Corporation, a Delaware special purpose corporation ("SASCO"), as
Depositor
4.  (LMT 2006-7) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of October, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells
Fargo Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company
("Aurora" or "Master Servicer") and HSBC Bank USA, National Association, a
national banking association, as trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
5.  (LMT 2006-8) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of November, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells
Fargo Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company
("Aurora" or "Master Servicer") and U.S. Bank National Association, a national banking association, as trustee (the "Trustee") and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
6.  (LXS 2006-1) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of January, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells
Fargo Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company
("Aurora" or "Master Servicer") and Citibank, N.A., a national banking association as Trustee and Structured Asset Securities Corporation, a Delaware
special purpose corporation ("SASCO"), as Depositor

Wells Fargo Sarbanes Certificate

7.  (LMT 2006-10N) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of June, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells
Fargo Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company
("Aurora" or "Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as trustee and Structured Asset
Securities Corporation, a Delaware special purpose corporation ("SASCO"), as
Depositor
8.  (LXS 2006-11) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of July, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells
Fargo Bank, N.A, a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company
("Aurora" or "Master Servicer") and LaSalle Bank National Association, a
national banking association, as trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO" ), as Depositor
9.  (LXS 2006-13) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of August, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells
Fargo Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company
("Aurora" or "Master Servicer") and Citibank, N.A., a national banking association as Trustee and Structured Asset Securities Corporation, a Delaware
special purpose corporation ("SASCO"), as Depositor
10.  (LXS 2006-15) Reconstituted Servicing Agreement (this "Agreement), entered into as of the 1st day of September, 2006, by and between Lehman
Brothers Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and
Wells Fargo Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company
("Aurora" or "Master Servicer") and LaSalle Bank National Association, a
national banking association, as trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
11.  (LXS 2006-17) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of October, 2006, by and between Lehman
Brothers Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and
Wells Fargo Bank, NA., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company
("Aurora" or "Master Servicer") and Citibank. N.A., a national banking association as Trustee and Structured Asset Securities Corporation, a Delaware
special purpose corporation ("SASCO"), as Depositor
12.  (LXS 2006-19) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of November, 2006, by and between Lehman
Brothers Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells Fargo Bank. N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company ("Aurora" or "Master Servicer") and LaSalle Bank National Association,
a national banking association, as trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor

Wells Fargo Sarbanes Certificate

13.  (LXS 2006-8) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of May, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells
Fargo Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company
("Aurora" or "Master Servicer") and LaSalle Bank National Association, a
national banking association, as trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
14.  (SAIL 2006-1) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of January, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells Fargo
Bank, NA., a national banking association (the "Servicer"), and acknowledged by
Aurora Loan Services LLC, a Delaware limited liability company ("Aurora" or
"Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
15.  (SAIL 2006-2) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of March, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells Fargo
Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company ("Aurora" or
"Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
16.  (SAIL 2006-4) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of June, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells Fargo
Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company ("Aurora" or
"Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
17.  (SARM 2006-1) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of January, 2006, by and between Lehman
Brothers Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and
Wells Fargo Bank, NA., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC. a Delaware limited liability company
("Aurora" or "Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset
Securities Corporation, a Delaware special purpose corporation ("SASCO"), as
Depositor
19.  (SARM 2006-2) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of February, 2006, by and between Lehman
Brothers Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and
Wells Fargo Bank, N.A., a national banking association (the "Servicer), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company
("Aurora" or "Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset
Securities Corporation, a Delaware special purpose corporation ("SASCO"), as
Depositor

Wells Fargo Sarbanes Certificate

19.  (SARM 2006-3) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of March, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells
Fargo Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company
("Aurora" or "Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset
Securities Corporation, a Delaware special purpose corporation ("SASCO"), as
Depositor
20.  (SARM 2006-4) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of March, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells
Fargo Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company
("Aurora" or "Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset
Securities Corporation, a Delaware special purpose corporation ("SASCO"), as
Depositor
21.  (SARM 2006-5) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of May, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells
Fargo Bank. N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company
("Aurora" or "Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset
Securities Corporation, a Delaware special purpose corporation ("SASCO"), as
Depositor
22  (SARM 2006-6) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of June, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells
Fargo Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company
("Aurora" or "Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset
Securities Corporation, a Delaware special purpose corporation ("SASCO"), as
Depositor
23.  (SARM 2006-7) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of July, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells Fargo
Bank, NA., a national banking association (the "Servicer"), mid acknowledged by
Aurora Loan Services LLC, a Delaware limited liability company ("Aurora" or
"Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
24.  (SARM 2006-8) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of August, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells Fargo
Bank, NA., a national banking association (the "Servicer"), and acknowledged by
Aurora Loan Services LLC, a Delaware limited liability company ("Aurora" or
"Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor

Wells Fargo Sarbanes Certificate

25.  (SASCO 2006-3H) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of March, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells Fargo
Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company ("Aurora" or
"Master Servicer") and Citibank, N.A., a national banking association as
Trustee and Structured Asset Securities Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
26.  (SASCO 2006-BC1) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of April, 2006, by and between Lehman Brothers
Holdings. Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells Fargo
Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company ("Aurora" or
"Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
27.  (SASCO2006-GEL1)Reconstituted Servicing Agreement(this "Agreement"), entered into as of the 1st day of January, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells Fargo
Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company ("Aurora" or
"Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
28.  (SASCO 2006-GEL2) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of April, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Walls Fargo
Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company ("Aurora" or
"Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
29.  (SASCO2006-GEL3) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of July, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells Fargo
Bank, N.A, a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company ("Aurora" or
"Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO" ), as Depositor
30.  (SASCO 2006-GEL4) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of October, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells Fargo
Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company ("Aurora" or
"Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor

Wells Fargo Sarbanes Certificate

31.  (SASCO 2006-RF1) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of February, 2006, by and among Lehman Brothers
Holdings Inc., a Delaware corporation ("Holdings"), Aurora Loan Services LLC
(the "Master Servicer") and Wells Fargo Bank, N.A., a national banking association (the "Servicer") and Structured Asset Securities Corporation, a
Delaware special purpose corporation ("SASCO"), as Depositor
32.  (SASCO 2006-RF2) Reconstituted Servicing Agreement (this "Agreement), entered into as of the 1st day of July, 2006, by and among Lehman Brothers
Holdings Inc., a Delaware corporation ("Holdings"), Aurora Loan Services LLC
(the "Master Servicer") and Wells Fargo Bank, N.A., a national banking association (the "Servicer") and Structured Asset Securities Corporation, a
Delaware special purpose corporation ("SASCO"), as Depositor
33.  (SASCO 2006-RF3 GROUP I) Reconstituted Servicing Agreement (this
"Agreement"), entered into as of the 1st day of October, 2006, by and among
Lehman Brothers Holdings Inc., a Delaware corporation ("Holdings"). Aurora Loan
Services LLC (the "Master Servicer") and Wells Fargo Bank, NA, a national banking association (the "Servicer") and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
34.  (SASCO 2006-RF3 GROUP II) Reconstituted Servicing Agreement (this
"Agreement"), entered into as of the 1st day of October, 2006, by and between
Lehman Brothers Holdings. Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells Fargo Bank. N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company ("Aurora" or "Master Servicer") and U.S. Bank National Association, a
national banking association, solely in its capacity as Trustee and Structured
Asset Securities Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
35.  (SASCO 2006-RF4) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st, day of November, 2006, by and among Lehman Brothers
Holdings Inc., a Delaware corporation ("Holdings"), Aurora Loan Services LLC
(the "Master Servicer") and Wells Fargo Bank, N.A., a national banking association (the "Servicer") and Structured Asset Securities Corporation, a
Delaware special purpose corporation ("SASCO"), as Depositor
36.  (SASCO 2006-WF1) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of March, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells Fargo
Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loon Services LLC, a Delaware limited liability company ("Aurora"
or "Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
37.  (SASCO 2006-WF2) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of June, 2006, by and between Lehman Brothers
Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and Wells Fargo
Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company ("Aurora" or
"Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset Securities
Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor

Wells Fargo Sarbanes Certificate

38.  (SASCO 2006-WF3) Reconstituted Servicing Agreement (this "Agreement"), entered into as of the 1st day of September, 2006, by and between Lehman
Brothers Holdings, Inc., a Delaware corporation ("LBH" or the "Seller"), and
Wells Fargo Bank, N.A., a national banking association (the "Servicer"), and acknowledged by Aurora Loan Services LLC, a Delaware limited liability company
("Aurora" or "Master Servicer") and U.S. Bank National Association, a national banking association, solely in its capacity as Trustee and Structured Asset
Securities Corporation, a Delaware special purpose corporation ("SASCO"), as
Depositor
39.  (BNC 2006-1) Securitization Subservicing Agreement (this "Agreement"), entered into as of the 1st, day of September, 2006, by and among Lehman
Brothers Holdings Inc., a Delaware corporation (the "Seller"), Wells Fargo
Bank, N.A. (the "Servicer"), Aurora Loan Services LLC, as master Servicer
(the "Master Servicer"), and acknowledged by U.S. Bank National Association, as trustee (the "Trustee") and Structured Asset Securities Corporation, a
Delaware special purpose corporation ("SASCO"), as Depositor
40.  (BNC 2006-2) Securitization Subservicing Agreement (this "Agreement"), entered into as of the 1st. day of October, 2006, by and among Lehman Brothers
Holdings Inc., a Delaware corporation (the "Seller"), Wells Fargo Bank, N.A.
(the "Servicer"), Aurora Loan Services LLC, as master servicer (the "Master
Servicer"), and acknowledged by U.S. Bank National Association, as trustee
(the "Trustee") and Structured Asset Securities Corporation, a Delaware
special purpose corporation ("SASCO"), as Depositor
41.  (SAIL2006-BNC1) Securitization Subservicing Agreement (this "Agreement"), entered into as of the 1st. day of February, 2006, by and among Lehman Brothers
Holdings Inc., a Delaware corporation (the "Seller"), Wells Fargo Bank, N.A.
(the "Servicer"), Aurora Loan Services LLC, as master servicer (the "Master
Servicer"), and acknowledged by U.S. Bank National Association, as trustee (the
"Trustee") and Structured Asset Securities Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
42.  (SAIL 2006-BNC2) Securitization Subservicing Agreement (this "Agreement"), entered into as of the 1st day of February, 2006, by and among Lehman Brothers
Holdings Inc., a Delaware corporation (the "Seller"), Wells Fargo Bank, N.A.
(the "Servicer"), Aurora Loan Services LLC, as master servicer (the "Master
Servicer"), and acknowledged by U.S. Bank National Association, as trustee
(the "Trustee") and Structured Asset Securities Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
43.  (SAIL 2006-BNC3) Securitization Subservicing Agreement (this "Agreement"), entered into as of the 1st day of September, 2006, by and among Lehman Brothers
Holdings Inc., a Delaware corporation (the "Seller"), Wells Fargo Bank, N.A.
(the "Servicer"), Aurora Loan Services LLC, as master servicer (the "Master
Servicer"), and acknowledged by U.S. Bank National Association, as trustee
(the "Trustee") and Structured Asset Securities Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
44.  (SASCO 2006-AMI) Securitization Subservicing Agreement (this "Agreement"), entered into as of the 1st, day of April, 2006, by and among Lehman Brothers
Holdings Inc., a Delaware corporation (the "Seller"), Wells Fargo Bank, N.A.
(the "Servicer"), Aurora Loan Services LLC, as master servicer (the "Master
Servicer"), and acknowledged by U.S. Bank National Association, as trustee (the
"Trustee") and Structured Asset Securities Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor

Wells Fargo Sarbanes Certificate

45.  (SASCO 2006-BC6) Securitization Subservicing Agreement (this "Agreement"), entered into us of the 1st day of December, 2006, by and among Lehman Brothers
Holdings Inc., a Delaware corporation (the "Seller"), Wells Fargo Bank, N.A.
(the "Servicer"), Aurora Loan Services LLC, as master servicer (the "Master
Servicer"), and acknowledged by US. Bank National Association, as trustee (the
"Trustee") and Structured Asset Securities Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
46.  (SASCO2006-EQI) Securitization Subservicing Agreement (this "Agreement"), entered into as of the 1st, day of June, 2006, by and among Lehman Brothers
Holdings Inc., a Delaware corporation (the "Seller"), Wells Fargo Bank, N.A.
(the "Servicer"), Aurora Loan Services LLC, as master servicer (the "Master
Servicer"), and acknowledged by U.S. Bank National Association, as trustee (the
"Trustee") and Structured Asset Securities Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
47.  (SASCO 2006-NC1) Securitization Subservicing Agreement (this "Agreement"), entered into as of 1st day of June, 2006, by and among Lehman Brothers Holdings
Inc., a Delaware corporation (the "Seller"), Wells Fargo Bank, N.A. (the
"Servicer"), Aurora Loan Services LLC, as master servicer (the "Master
Servicer"), and acknowledged by U.S. Bank National Association, as trustee
(the "Trustee") and Structured Asset Securities Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
48.(SARM 2006-OW1) Securitization Subservicing Agreement (this "Agreement"), entered into as of the 1st day of February, 2006, by and among Lehman Brothers
Holdings Inc., a Delaware corporation (the "Seller"), Wells Fargo Bank, N.A.
(the "Servicer"), Aurora Loan Services LLC, as master servicer (the "Master
Servicer"), and acknowledged by U.S. Bank National Association, as trustee (the
"Trustee") and Structured Asset Securities Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor
49.  (SASCO 2006-Z) Securitization Subservicing Agreement (this "Agreement"), entered into as of the 1st day of December, 2006, by and among Lehman Brothers
Holdings Inc., a Delaware corporation (the "Seller"), Wells Fargo Bank, N.A.
(the "Servicer"), Aurora Loan Services LLC, as master servicer (the "Master
Servicer"), and acknowledged by U.S. Bank National Association, as trustee (the
"Trustee") and Structured Asset Securities Corporation, a Delaware special purpose corporation ("SASCO"), as Depositor

Wells Fargo Sarbanes Certificate